As filed with the Securities and Exchange Commission on January 6, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CENNTRO ELECTRIC GROUP LIMITED
(Exact Name of Registrant as Specified in its Charter)
Australia	N/A
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)
501 Okerson Road
Freehold, New Jersey 07728
(732) 820-6757
(Address and telephone number of Registrant’s principal executive offices)
Peter Z. Wang
Chief Executive Officer
Cenntro Electric Group Limited
501 Okerson Road
Freehold, New Jersey 07728
(732) 820-6757
(Name, address, and telephone number of agent for service)
Copies to:
Jonathan J. Russo, Esq.
Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street
New York New York 10019
(212) 858-1000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE
Title of each Class of Security being registered	Amount to be registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, without par value	188,942,681	$4.84(3)	$914,482,576.04	$84,772.53
Ordinary Shares, without par value	15,948(2)	$8.65(4)	$137,950.20	$12.78
Total	188,958,629		$ 914,620,526.24	$84,785.31
1)
This Registration Statement on Form F-3 (the “Registration Statement”) registers the offer and sale of 188,942,681 ordinary shares, no par value (“Ordinary Shares”), for resale by the Selling Shareholders (as defined in the prospectus contained herein) and (ii) 15,948 ordinary shares issuable upon exercise of options granted to certain current and former non-employee directors pursuant to the Company’s Naked Brand Group Limited Omnibus Equity Plan.

2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding Ordinary Shares.

3)
Pursuant to Rule 457(c), calculated on the basis of the average of the high and low prices per share of the Company’s Ordinary Shares reported on the Nasdaq Capital Market on January 5, 2022, a date within five business days prior to the filing of this registration statement.

4)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.65 per Ordinary Share, the weighted-average exercise price (rounded down to the nearest cent) of the options granted to the applicable Selling Shareholders.

Prospectus
CENNTRO ELECTRIC GROUP LIMITED

188,958,629 Ordinary Shares
This prospectus relates to the offer and resale of up to 188,958,629 ordinary shares, no par value (“Ordinary Shares”) of Cenntro Electric Group Limited ACN 619 054 938, an Australian public limited company formerly known as Naked Brand Group Limited (the “Company”), by the Selling Shareholders set forth under “Selling Shareholders” below, consisting of (a) 174,853,546 Ordinary Shares issued in connection with the Distribution (as defined below) of the Acquisition Shares (as defined below) by Cenntro Automotive Group Limited, a Cayman Islands company limited by shares (“CAG”), to its shareholders following the closing of the Combination (as defined below), including 27,751,531 Ordinary Shares distributed to certain shareholders of CAG pursuant to their conversion of the Convertible Notes (as defined below) previously issued to such shareholders into Series A-1 Preferred Shares of CAG in connection with the Combination, (b) 6,925,684 Ordinary Shares issued to two private placement investors in connection with the December 2021 Private Placement (as defined below), (c) 7,151,612 Ordinary Shares issued to an entity associated with Justin Davis-Rice, the former Executive Chairman and former Chief Executive Officer and a current director of the Company, in connection with the previously awarded Incentive Award (as defined below) and (d) 11,839 Ordinary Shares granted to certain former and current non-employee directors of the Company and 15,948 Ordinary Shares underlying options granted to certain former and current non-employee directors of the Company (the “Non-Employee Director Options”), in each case, as compensation for their services on the Company's board. 92,463,001 Ordinary Shares included in this prospectus are subject to a lock-up agreement for 180 days from December 30, 2021.
On December 30, 2021, Naked Brand Group Limited ACN 619 054 938, which we refer to as NBG prior to the Combination, and CAG completed a combination (the “Combination”) in a stock transaction, pursuant to which NBG purchased certain wholly owned subsidiaries of CAG in exchange for the issuance of 174,853,546 Ordinary Shares, equaling 66.9% of the Ordinary Shares outstanding immediately following the closing of the Combination and the assumption of options to purchase an aggregate of 9,225,291 Ordinary Shares under the 2016 Plan (as defined below). Following the completion of the Combination, NBG changed its name to Cenntro Electric Group Limited. See “Prospectus Summary—The Combination and Related Transactions.”
We will not receive any proceeds from the sale of the Ordinary Shares by any of the Selling Shareholders under this prospectus. However, we will receive proceeds pursuant to the exercise of the Non-Employee Director Options unless the applicable former or current non-employee director chooses to exercise such options on a cashless basis.
We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.
We are a holding company incorporated in Australia and headquartered in New Jersey. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries, including subsidiaries in the United States and in the People’s Republic of China, which we refer to as the PRC or China. While a significant portion of our business functions are located in the United States, including executive management, corporate finance and sales, our operations in China through our PRC subsidiaries subject us and our investors to unique risks due to uncertainty regarding the interpretation and application of currently enacted PRC laws and regulations. Any future actions of the PRC government relating to the foreign listing of companies with significant PRC operations, and the possibility of sanctions imposed by PRC regulatory agencies, including the China Securities Regulatory Commission, if we fail to comply with their rules and regulations. As a U.S.-listed public company with operations in China, we may face heightened scrutiny and negative publicity, which could materially affect our operations or significantly limit our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline. For a description of some of the China-related risks to this offering, see “Risk Factors—Risks Relating to Doing Business in China” incorporated by reference herein from our Report of Foreign Private Issuer on Form 6-K filed on November 8, 2021 and “Risk Factors—Risks Related to Ownership of Our Ordinary Shares” beginning on page 16.
Information regarding the Selling Shareholders, the number of Ordinary Shares that may be sold by each of them, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution.” We have not been informed by the Selling Shareholders when or in what amount the Selling Shareholders may offer the securities for sale. The Selling Shareholders may sell any, all, or none of the securities offered by this prospectus. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received will be deemed underwriting compensation.
Our Ordinary Shares trade on the Nasdaq Capital Market, or “Nasdaq,” under the symbol “NAKD.” The closing price of our Ordinary Shares on January 5, 2022 was US$4.63 per share.
Investing in our securities involves risks. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page 16, the risk factors described under “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Report of Foreign Private Issuer on Form 6-K filed by us with the Securities and Exchange Commission (the “SEC”) on November 8, 2021 under the sections titled “Risk Factors Relating to the Combination and Cenntro—Risks Related to Our Business and Financial Results,” “Risk Factors Relating to the Combination and Cenntro—Risks Related to Our Industry,” “Risk Factors Relating to the Combination and Cenntro—Risks Related to Legal and Regulatory Matters,” and “Risk Factors Relating to the Combination and Cenntro—Risks Related to Doing Business in China,” as well as the other information contained in or incorporated by reference in this prospectus before making a decision to invest in our securities.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated January 6, 2022

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”
We have proprietary rights to trademarks, trade names and service marks appearing in this prospectus that are important to our business. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus without the ® and ™ symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
i

ABOUT THIS PROSPECTUS
We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the SEC. Under this shelf process, the Selling Shareholders may offer and sell from time to time the Ordinary Shares described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. You should read this prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”
Unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “our,” “us,” “Cenntro” or similar terms refer to Cenntro Electric Group Limited ACN 619 054 938 (formerly known as Naked Brand Group Limited) and its subsidiaries, following the consummation of the Combination, and to Cenntro Electric Group, Inc., a Delaware corporation (“CEG”), Cenntro Automotive Group Limited, a Hong Kong private company limited by shares (“CAG HK”), and its consolidated subsidiaries, and Cenntro Automotive Corporation, a Delaware corporation (“CAC”), on a combined basis, prior to the consummation of the Combination. References to “NBG” refer to Naked Brand Group Limited ACN 619 054 938 prior to the completion of the Combination. References to “CAG” refer to Cenntro Automotive Group Limited, a Cayman Islands exempted company with limited liability, the former parent company of Cenntro prior to the completion of the Combination. The historical financial statements of Cenntro incorporated by reference in this prospectus are the combined financial statements of CEG, CAC and CAG HK and its subsidiaries. References to “dollars,” “$,” “U.S. dollars” and “USD” refer to United States dollars. References to “homologate” or “homologation” refer to the process of obtaining regulatory approval for marketing of vehicles in a jurisdiction. Except as otherwise provided, all share and per share information included in this prospectus gives retroactive effect to the reverse share split, at a ratio of 1-for-15, of the issued and outstanding Ordinary Shares, which became effective on December 22, 2021.
MARKET, INDUSTRY AND OTHER DATA
This prospectus contains statistical data, estimates and forecasts relating to our industry. While we believe the industry and market data included in this prospectus are reliable and that any estimates or forecasts are based on reasonable assumptions, the data may involve many assumptions and limitations, and you are cautioned not to give undue weight to such data. We have not independently verified the accuracy or completeness of the market and industry data contained in this prospectus. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those risk factors described under the heading “Risk Factors” beginning on page 16 of this prospectus, as well as the risk factors described under the heading “Risk Factors” incorporated by reference from our Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on November 8, 2021, that could cause actual results to differ materially from those expressed in these filings and other publicly available information.
ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information you should consider before investing. You should read and consider carefully the more detailed information included or incorporated by reference in this prospectus, including the risk factors described under the heading “Risk Factors” beginning on page 16 of this prospectus, as well as the risk factors described under the heading “Risk Factors” incorporated by reference from our Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on November 8, 2021 and the information in the other documents incorporated by reference herein, before making an investment decision. For detailed information regarding the business of each of our subsidiaries, please refer to “Business — Subsidiary Information” incorporated by reference herein from our Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on January 5, 2022. Our fiscal year ends on December 31.
CENNTRO ELECTRIC GROUP LIMITED
Recent Developments
On November 29, 2021, Cenntro received a purchase order for 2,000 Metro® units from HW Electro, its channel partner in Japan, which vehicles are expected to be delivered in January 2022. We believe the Metro® will be the first imported, non-Japanese made, all-electric commercial vehicle in Japan. In December 2021, Cenntro’s first Logistar™ 200 vehicles were delivered to the European markets. On December 15, 2021, Cenntro announced that it had selected Jacksonville, Florida as the site for its first full-capacity U.S. based local assembly facility. For a description of our Logistar™ 200 model and the Jacksonville facility, see “Our Business” in our Report of Foreign Private Issuer on Form 6-K filed with the SEC on January 5, 2022 and incorporated by reference herein.
On December 20, 2021, NBG entered into a Securities Purchase Agreement with Esousa Holdings, LLC (“Esousa”) and Streeterville Capital, LLC (“Streeterville”) (the “December 2021 SPA”), pursuant to which it sold in a private placement (the “December 2021 Private Placement”) approximately 3.1 million units, consisting of one Ordinary Share and one five-year warrant to purchase Ordinary Shares (the “December 2021 Warrants”), at a per share purchase price of $6.49755 per unit, for an aggregate purchase price of US$20 million. The December 2021 Warrants were automatically exercised on a cashless basis in accordance with their terms for an aggregate of 3,847,602 Ordinary Shares upon the completion of the Combination. The Company issued an aggregate of approximately 6.9 million Ordinary Shares in connection with the December 2021 Private Placement.
On December 22, 2021, NBG effected a reverse share split of its Ordinary Shares, at a ratio of 1-for-15 (the “Reverse Share Split”). On December 30, 2021, NBG and CAG completed the Combination pursuant to which NBG purchased CEG, CAG HK and CAC, previously wholly owned subsidiaries of CAG, in exchange for 174,853,546 Ordinary Shares, which represents approximately 66.9% of the Ordinary Shares outstanding immediately following the closing of the Combination and the assumption of options to purchase an aggregate of 9,225,291 Ordinary Shares under the 2016 Plan (as defined below). Following the completion of the Combination, NBG changed its name to Cenntro Electric Group Limited.
Our Business
We are a designer and manufacturer of electric light- and medium-duty commercial vehicles (“ECVs”). Our purpose-built ECVs are designed to serve a variety of corporate and governmental organizations in support of city services, last-mile delivery and other commercial applications. As of November 30, 2021, we have sold or put into service more than 3,600 units of the Metro® in over 16 countries across North America, Europe and Asia. Our first ECV model, the Metro®, has been driven over seven million miles by commercial end-users in China alone. We recently introduced four new ECV models to serve the light- and medium-duty market. Our mission is to leverage our technological and research and development capabilities in areas such as vehicle design, digital component development, vehicle control software, and “smart” driving to become a technology leader in the ECV market.
We have established an asset-light, distributed manufacturing business model through which we can distribute our unique modular vehicles in unassembled semi-knockdown vehicle kits (“vehicle kits”) for local assembly in addition to fully assembled vehicles. Our business model allows us to both (i) design, manufacture, assemble, homologate and sell ECVs to third parties for distribution and service to end-users and (ii) distribute manufactured vehicle kits, which are then assembled, homologated, sold and serviced by third parties in their respective markets. We refer to these third parties as our “channel partners.” Each of our vehicle models has a modular design that allows for local assembly in small factory facilities that require less capital investment. We currently manufacture our own vehicle kits for the Metro® in our facilities in China. We plan to leverage the economies of scale of our manufacturing partners in China to manufacture vehicle kits for each of our new models for local assembly at our facilities in the United States and Europe to further reduce overhead costs compared to our competitors. We believe our distributed manufacturing methodology allows us to execute our business plan with less capital than would be required by the traditional, vertically integrated automotive model and, in the long-term, drive higher profit margins.
We began pilot production of our first-generation, U.S. Class 1 (0–6,000 lbs.), electric light-duty commercial vehicle, the Metro®, in 2018, and, as of November 30, 2021, we have sold approximately 2,300 units in over 16 countries across Europe, North America and Asia, and put into service approximately 1,300 additional units in China through affiliated parties. The Metro® is a customizable ECV used in commercial applications such as city services (i.e., street cleaners, firetrucks, food trucks and garbage trucks) and last-mile delivery. The Metro® was “born electric,” meaning that, unlike many other ECVs that are converted from existing internal combustion engine vehicle (“ICE”) designs, the Metro® was purpose-built from inception to be highly cost-effective and energy efficient, implementing a number of proprietary design elements including a lightweight structure and efficient power system. With our developed supply chain and relationships with component vendors and our growing channel partner network, we believe we are in position for larger scale production and distribution of the Metro®. For the year ended December 31, 2020 and the 11 months ended November 30, 2021, we generated $4.8 million and $5.2 million in revenue from sales of our Metro®, respectively.
Since our inception, we have invested resources in the research and development not only of ECV design and manufacturing processes, but also in digitally enabled components, intra-vehicle communication, vehicle control and vehicle automation, or what we collectively refer to as “vehicle digitization.” We have developed a prototype system-on-chip (which we sometimes refer to as an “SOC”) for vehicle control and an open-platform, programmable chassis, with potential for both programmable and autonomous driving capabilities. We have also designed and developed in-house a proprietary telematics box, sometimes referred to as a T-Box, which allows our ECVs to send and receive data relating to location, speed, acceleration, braking and battery consumption, among others, to end-users. Additionally, our engineers have worked closely with certain of our qualified suppliers to co-design digitally enabled components in areas such as steering, braking, acceleration and signaling.
We introduced four new ECV models in 2021, which are designed for specific geographic markets and to address additional commercial applications. The Logistar™ 400 is a U.S. Class 4 (over 14,000 lbs.) medium-duty electric commercial truck designed to meet U.S. city delivery and service needs. The Logistar™ 400 first became commercially available in the United States in December 2021. The Logistar™ 400 is offered in four configurations: cargo-box, van, flatbed truck, and basic chassis for upfitters. The Neibor® 200 is a European Union and UK L7e (heavy quadricycle) Class compact electric commercial vehicle designed to meet European neighborhood delivery and neighborhood service needs. The Neibor® 200 was homologated and first became commercially available in the European market in December 2021. The Logistar™ 200 is a European Union N1 Class electric commercial vehicle designed to meet the European Union’s city delivery and city service requirements and complement our smaller Neibor® 200 model. It first became commercially available in the European market in December 2021 We have also developed the Terramak™, an off-road electric commercial vehicle for U.S. off-road use with essentially no homologation requirements and limited certification requirements. The Terramak™ first became commercially available in the United States in December 2021. See “Risk Factors—Risks Related to Our Business and Financial Results—Our future success depends on our ability to introduce new models and we may experience delays in launching and ramping up production of our four new ECV models” included in our Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 8, 2021 and incorporated herein by reference.

We have also developed the ePortee™, which we also refer to as the Cenntro iChassis, an open-platform and programmable chassis product. The Cenntro iChassis is designed to be a basic modular building block for use by auto makers and special vehicle upfitters in the design of automated or autonomous driving vehicles. Through our advancements in vehicle digitization and smart components, we have equipped the Cenntro iChassis with digital control capabilities. The Cenntro iChassis allows third-party developers to integrate detection devices (i.e., lidar, radar, ultra-sound, infrared and other sensory devices) and third-party or proprietary decision-making software to allow for vehicles based on the programmable chassis to be driven autonomously.
The electrification of the global automotive industry has been a major policy focus of governments worldwide. Certain countries, such as the United States, China, Canada, Germany, and various other European countries, have announced aggressive electric vehicle (“EV”) initiatives designed to reduce carbon emissions, through the replacement of fossil fuels, and have begun incentivizing the development and sale of ECVs through government subsidy programs.
Industry Overview and Market Opportunity
The EV Market
According to an April 2020 report by Allied Market Research, the global EV market was valued at approximately $162.3 billion in 2019 and is projected to reach approximately $802.8 billion by 2027. The North American market is estimated to reach upwards of approximately $194.2 billion by 2027 and the Asia-Pacific market is expected to reach approximately $357.8 billion in the same period. North America and Europe are expected to experience compound annual growth rates in this market of 27.5% and 25.3%, respectively, between 2019 and 2027. Factors such as increases in demand for fuel-efficient, high-performance and low-emission vehicles, along with stringent government rules and regulations toward vehicle emissions are expected to drive the growth of the electric vehicle market.
Many governments around the world, including the United States, China, Germany, and various other European countries, are regulating vehicle emissions and fuel economy standards and offering incentives to commercial and government operators to purchase more energy efficient vehicles. The mitigation of greenhouse gas emissions from ICE vehicles is an integral part of various nations’ strategies to meet the objectives of the 2015 Paris Agreement, which the United States recently rejoined. Some of the countries that have made announcements regarding their intention to phase out ICE vehicles include the following:
•	China: End production and sales of ICE vehicles by 2040;
•	France: Ban the sale of ICE cars by 2040;
•	Germany: No registration of ICE vehicles by 2030 (passed by legislature); cities can ban diesel cars;
•	India: Official target of no new ICE vehicles sold after 2030; Incentive program in place for EV sales;
•	Japan: Incentive program in place for EV sales; and
•	United Kingdom: Ban the sale of new ICE cars starting in 2035.
In the United States, the Biden administration announced plans to put the United States on a path to achieve net-zero emissions, economy-wide, by no later than 2050. In 2021, President Biden signed an executive order that mandates the replacement of all civilian federal vehicles, over 600,000 vehicles, with U.S.-made clean and zero-emission vans, trucks and passenger vehicles. The Biden administration has also announced a goal of building more than 500,000 EV chargers across the United States and has expressed its support for an expansion of federal tax credits and incentives targeted at EVs and EV manufacturing. In August 2021, the Biden Administration announced that it had set the goal for half of all new vehicles to be electric by 2030, as part of a plan that also includes construction of a nationwide network of charging stations and various financial incentives to consumers and auto industry companies. On November 15, 2021, President Biden signed the $1.2 trillion bipartisan infrastructure bill into law, which bill includes $7.5 billion for electric vehicle charging infrastructure, $3 billion to support the domestic battery material processing industry and $3 billion to support the development of domestic battery manufacturing and recycling facilities. We believe the Biden administration’s strong support for EVs and renewables will encourage an even more rapid shift from ICEs to EVs in the United States, particularly in the commercial vehicle market.
Incentive programs and new regulations affecting passenger and commercial vehicles vary by country. However, there is strong sentiment to reduce global greenhouse gas emissions from leading governments. For heavy-duty vehicles, the European Union mandated a 15% reduction in CO2 emissions (from 2019 levels) by 2025 and a 30% reduction target (from 2019 levels) by 2030. Also, by 2025, manufacturers will be required to ensure that at least a 2% market share of the sales of new vehicles is made up of zero-and-low-emission vehicles to counteract steadily increasing road traffic emissions. For light-duty vehicles, the European Union has mandated a 15% reduction in CO2 emissions by 2025 and a 31% reduction target by 2030. The European Union may impose financial penalties on vehicle manufacturers for failure to achieve certain CO2 emission targets imposed on such manufacturers, with such penalties scaling upward based on the level of CO2 emission exceedance for their vehicles. We believe that increasing government regulations and incentives, together with shifting consumer preferences, will encourage significant growth in the market for ECVs.
Improvements in Battery Technology
With the global trend toward reducing the number of ICE vehicles, electric-battery and fuel cell technologies stand out as strong alternatives. Battery costs have decreased significantly over the past decade and, in the long run, prices are expected to continue to fall. According to research service BloombergNEF (BNEF), lithium-ion battery pack prices decreased from above $1,100 per kilowatt-hour in 2010 to $137/kWh in 2020 in real terms, representing a decline of approximately 89%. In addition, BNEF forecasts that by 2023 average prices are expected to fall to as low as $100/kWh. Although battery pack prices have recently increased and may continue to increase in the near-term due to the rising price of lithium as a result of COVID-19 and other factors, we anticipate that battery prices will continue to decrease in the long-term. As investment in battery technology continues to increase, we believe these cost reductions will continue to improve the economics of battery-powered ECVs.
Last-mile Delivery and City Services
The last-mile delivery market in the United States and the European Union is quickly expanding, driven by the rapid growth in the e-commerce industry resulting from consumer preference for faster deliveries, significant increases in online purchases resulting from COVID-19 and governmental focus on low emission urban logistics models. We believe consumer behavior will accelerate the online transformation of retail businesses and the expected need for efficient last-mile delivery ECVs.
We believe there is a growing sustainability trend among companies to reduce their carbon footprint and incorporate ECVs into their commercial delivery fleets. A number of well-established companies, such as Amazon, FedEx, UPS and Walmart, have made announcements about their intentions to reduce CO2 emissions and/or become carbon neutral by a specified future date. A number of these companies have committed to purchase large quantities of ECVs (some of which are not yet commercially available) to transition their fleets over the next several years, with a focus on enhancing their last-mile delivery services, as well as lowering their operating costs, all while reducing their carbon footprint.
Autonomous Driving
The world’s largest technology and automotive companies are engaged in large-scale projects related to autonomous driving initiatives and other future mobility projects. The vast economic and safety potential of autonomous vehicles has continued to drive substantial investment, further accelerating the pace of technological development. According to AlixPartners, an estimated $75 billion is projected to be deployed between 2019 and 2023 on autonomous driving development.

Our Competitive Strengths
We design, develop and manufacture ECVs in a cost-effective manner to enable us to compete favorably in the light-and medium-duty commercial vehicle market. We believe our competitive strengths position us well to continue to grow our installed base of vehicles and capitalize on the expected growth in the light- and medium-duty ECV market:
Proven Record of Manufacturing and Distributing ECVs
We have manufactured light-duty ECVs since 2018. Our business to date has been primarily focused on selling the Metro® in the light-duty ECV market, which is a relatively new market with only a limited number of automakers successfully delivering vehicles in this segment currently. As of November 30, 2021, we have sold approximately 2,300 Metro® units in Europe, North America and Asia and put into service approximately 1,300 additional units in China through affiliated parties. We have established relationships with 16 channel partners, including three “private label” channel partners that assemble our vehicle kits and sell them in the United States and certain countries in the European Union, two channel partners that upfit our vehicles and sell them in Korea and the United States and the remainder that sell the fully assembled vehicles we manufacture. We believe our production and delivery of over 3,600 Metro® units, with over seven million miles of commercial use in China alone, provides us valuable insight into market dynamics that are not readily apparent or accessible to new competitors, which will assist us as we expand into new markets. We believe we are positioned to take advantage of the growing ECV market, which has few mature competitors capable of manufacturing and delivering cost-effective and financially viable ECVs today.
Distributed Manufacturing Methodology
Traditionally, automakers operate under a vertically integrated business model performing a variety of capital-intensive and time-consuming functions, including not only vehicle design, process setup, tooling, parts making, supply chain establishment, vehicle assembly and vehicle homologation, but also market promotion, sales and distribution, after-market support and vehicle servicing. This business model requires significant capital, is asset heavy and imposes significant barriers to entry for new players while impeding their ability to rapidly change their vehicle lineup or their operating model.
Based on our unique manufacturing and distribution model, we believe we are positioned to be an industry disruptor. Unlike many traditional, vertically integrated vehicle companies, which manufacture fully assembled vehicles for export, we use an innovative distributed manufacturing methodology in which our ECVs are designed to be exported as vehicle kits and assembled in local markets. Our ECVs are designed using a “modular” method, allowing for simple assembly and eliminating the need for acquiring and maintaining heavy and expensive assembly equipment at the local assembly stage. We or our manufacturing partners manufacture and integrate the materials and parts into vehicle kits, which we can then ship to one of our local assembly facilities or our channel partners for assembly, and thereafter for marketing, sales and service by our channel partners.
We believe that our distributed manufacturing methodology can provide us with competitive advantages compared to traditional vehicle manufacturers, as we may benefit from local tax incentives and lower import duties as well as greater brand recognition and consumer goodwill in our targeted markets. In addition, we believe our distributed manufacturing methodology provides significant advantages for local homologation, local distribution, and local service. For example, we believe U.S. homologation certification requirements are less burdensome for vehicles that are manufactured in the United States rather than imported into the United States.

As of November 30, 2021, our distributed manufacturing methodology relies upon seven assembly facilities, including three “private label” channel partners with local assembly facilities in the United States and the European Union (that assemble, market and sell ECVs based on the design of our Metro® under the names Ayro 411 and TME ABLE), our facility at Changxing, which assembles for international export, and our local assembly facility in Freehold, New Jersey, for trial production of our Logistar™ 400 and Terramak™ vehicles. For further discussion of our “private label” channel partners, see “Item 4. Information of the Company—B. Business Overview—Our Channel Partners and Channel Partner Network,” under Item 2.01 included in our Report of Foreign Private Issuer on Form 6-K filed with the SEC on January 5, 2022 and incorporated herein by reference. We are in the process of establishing local assembly facilities in Dusseldorf, Germany, where we intend to assemble the Metro®, the Logistar™ 200 and the Neibor® 200 for sales within the European Union, and in Jacksonville, Florida, where we plan to assemble the Logistar™ 400 and the Terramak™ for distribution to our channel partners for sales in the North American market. Prior to the regionalization of our supply chains, we plan to utilize these facilities to assemble vehicle kits that are manufactured by us in our facilities in Changxing, in the case of the Metro®, and by third parties in the case of our four other ECV models. We have subcontracted all manufacturing processes of the ECV components for our Logistar™ 400, Neibor® 200, Logistar™ 200 and Terramak™ to our qualified suppliers, allowing us to further reduce our capital expenditure requirements and increase our focus on local assembly.
In the long-term, through our deep supply chain development know-how, we intend to establish supply chain relationships in North America and the European Union to support our manufacturing and assembly needs in these markets, thereby reducing the time in transit and potentially the duties associated with importing our components and spare parts. We plan to use a “merge in transit” model where component parts from suppliers are consolidated at our local assembly facilities for final ECV assembly.
Our Core Technology
Because we design, develop and manufacture our ECVs, our technology is at the core of what we believe positions us to effectively compete and become a technology leader in the ECV market. Since inception in 2013 through June 30, 2021, we have spent approximately $74.0 million in research and development activities related to our business. Specifically, we have developed new vehicle chassis structures and digital control, smart driving and network connectivity capabilities. In addition to our significant know-how, as of June 30, 2021, we had 132 discovery patents, nine design patents and 104 innovation patents granted by the Chinese Patent Office, and 11 innovation patent applications and 56 discovery patent applications pending in the Chinese Patent Office (including seven currently pending PCT patents), covering our technological innovations relating to power systems, vehicle electronics, vehicle control and structure, production processes and other new technologies.
Our technological advantage begins with our chassis designs, which promote efficiencies in energy consumption as well as development and manufacturing processes. The Metro® and Neibor® 200 utilize proprietary, lightweight chassis designs that reduce the overall weight of the vehicle and thus increase the battery efficiency of the vehicle. Our chassis designs also lend themselves to modification and flexibility to meet the needs of the specific customers in our local markets. For instance, our Metro® can be upfitted and customized to fill a variety of end-user roles, such as a small firetruck, street sweeper, vending truck, garbage truck, pickup truck or service truck.

We have developed a proprietary vehicle control unit (a “VCU”) that allows for vehicle status awareness and vehicle operation control capabilities. We have designed our VCU to integrate the various sub-control systems and embedded systems on our ECVs into a single module, which oversees and controls vehicle operations such as monitoring, driving, alarming, communication, display, positioning, and entertaining, among other functions. Our VCU allows end-users to connect their ECV fleet to a vehicle management system in order to monitor fleet operations and driver behavior, enabling them to efficiently manage their delivery performance and logistics. Through the VCU interface, end-users are able to customize vehicle operations, including setting speed and boundary limitations, horn control, light control, and other controls that we believe enhance the safety and functionality of our ECVs.
For future vehicle applications, we have made innovations in digital control technology and employed autonomous “smart driving” technology. Our “digital control” technology allows an ECV component to act solely through the control of a computer program or artificial intelligence, or AI, rather than manual human intervention. For instance, a digitally enabled windshield wiper could automatically alter its speed of oscillation to optimize visibility, based on determinations of a computer program that measures the severity of the rain. Our “smart driving” technology extends digital control capability to components that control the movement of the ECV (i.e., steering, braking, acceleration, signaling and parking). We have also successfully developed a programmable chassis and tested an autonomous “smart driving” delivery truck on the road with real traffic. Our programmable chassis, while interfacing with third-party decision-making software, will not require a steering wheel or any pedals and will execute driving operations solely via control by a computer program or AI software.
We are focused on continuous improvement in our technology through continued investment in research and development. We believe our ECV expertise, market focus, installed base of vehicles and know-how (including our smart driving capabilities), coupled with our dedication to research and development, will enable us to continue advancing our business.
Low Upfront Cost and Operating Costs to End-Users
Through our modular ECV design and unique business model, we are able to enter the ECV market with competitively priced products compared to our competitors in the ECV space. Our ECVs are designed with a proprietary, lightweight chassis structure, enabling us to use less steel and our ECVs to utilize less battery power than our competitors. Through our distributed manufacturing methodology, we can ship our vehicle kits for assembly (as opposed to completed vehicles), enabling shipment, in the case of the Metro®, of four ECVs per 40-foot ocean freight containers, resulting in lower transportation cost, and in some cases, lower import tariffs than fully assembled ECVs.
Furthermore, because our ECVs have fewer components and moving parts than their ICE counterparts, we believe the ongoing maintenance costs of our vehicles is low. In addition, engines in traditional ICE commercial vehicles typically have a 10-year life, whereas the motor in our ECVs are designed to last, on average, for more than 20 years. The lithium-ion batteries used in our ECVs have a useful life of approximately 2,000 charge-cycles, with each charge providing for a range, in the case of the Metro®, of approximately 124 miles per charge for a total range of approximately 248,400 miles over a battery’s useful life. Additionally, based on our collected data, the Metro® has a miles per gallon of gasoline equivalent (“MPGe”) of approximately 156 (equivalent to 4.875 miles per KWh).
Our Integrated Supply Chain
We have invested significant time and resources in developing a supply chain capable of providing all of the components and materials necessary to manufacture our ECVs. Our integrated supply chain is comprised of over 200 suppliers predominantly located in China. Generally, our suppliers undergo rigorous testing before we onboard them as a supplier, including quality and process auditing, product verification, regulatory compliance and reliability testing. Our suppliers must demonstrate that they can consistently deliver their specialized parts on time, while meeting our quality and product specifications. Many of our components are based on Cenntro-developed designs, and our suppliers are contractually restricted from selling our customized components to any third parties.
We plan to expand our supply chain as necessary to support our planned growth, including localizing our supply chain for certain key components of our ECVs in North America and the European Union. We have subcontracted all manufacturing processes of the ECV components for our Logistar™ 400, Neibor® 200, Logistar™ 200 and Terramak™ to our qualified suppliers, allowing us to further reduce our capital expenditure requirements and increase our focus on local assembly.

Our Network-Enabled Cloud Technology
Each of our ECV models are fitted with a networking device connecting the vehicle to our proprietary cloud-based software, which enables our end-users to collect data about vehicle configuration, vehicle status and user efficiency through a system of digitally enabled components, which we sometimes refer to as “smart components,” that we install in our ECVs. We believe the information collected on our cloud-based information database system provides significant benefits to our end-users. With over 100 different metrics capable of being measured through the use of smart components, our database allows end-users to track the performance of specific vehicle components and provides them insight into the reliability and efficiency of these components. In addition, this information allows end-users to monitor fleet operations and driver behavior, enabling them to efficiently manage their delivery performance and logistics. To the extent end-users provide our channel partners with access to this information, our channel partners may use this information to provide enhanced after-market servicing and support to their customers. We also believe this data may be valuable to end-users for insurance, financial and other purposes. Moreover, end-users are able to use our network to customize vehicle operations, including setting speed and boundary limitations, horn control, light control, and other controls that we believe enhance the safety and functionality of our ECVs.
Using our proprietary cloud-based software, we have analyzed over seven million miles of commercial use in China in order to improve our ECVs’ reliability and durability. With the permission of the end-users of the vehicles, we received data collected from approximately 950 Metro® units that we put into service through an affiliated company in the Chinese market. This data included vehicle-specific data collected for operational analysis (for example, total cumulative miles traveled or uptime before the failure of a specific component), which we used for instance to determine which of our components fails most often, which of our components fails first and for how long they were operational, in order to make improvements in the quality and durability of such components. We enable end-users to collect, store and analyze data using tools that we have developed but we do not have access to this end-user collected data unless we request and receive access from the end-user. We do not currently and do not intend to collect, use or store any vehicle-specific or driver-specific data in the future in any region.
Strategic Channel Partner Network
We have established our channel partner network to distribute our ECVs in a number of markets around the world. Through this network, we have engaged partners for local homologation, promotion, distribution, and service in the markets they serve, and, in a limited number of cases, assembly, upfitting and customization. All our channel partners sell fully assembled ECVs. In addition, channel partners that have established the capabilities to assemble our ECVs receive vehicle kits from us, assemble the vehicles and sell them locally in the country or region in which they serve under their brand. We refer to these channel partners as “private label.” Our channel partners include local businesses, dealers, distributors, auto repair shops and service providers, who purchase our fully assembled ECVs (other than the “private label” channel partners) and sell them in their respective local markets.
More specifically, we believe our channel partner network provides significant advantages to us as we are able to outsource the cost of marketing, distribution and maintenance (and in some markets, homologation) to businesses with local know-how in their respective markets and avoid the cost of developing this local know-how. As of November 30, 2021, we had established business relationships with 16 channel partners in 13 countries, including three “private label” channel partners in the United States and Germany and two assembly partners in China.
Our Highly Skilled and Experienced Management Team
Our management team is led by Peter Z. Wang, our Chief Executive Officer and Chairman of the board of directors (the “Board of Directors”), who we refer to as our Chairman. Mr. Wang has extensive experience in the automotive and technology industries, having co-founded Sinomachinery Group (a diesel power system (engine and transmission) manufacturer) in 2006 and UTStarcom (a global telecom infrastructure provider), which went public in 2000. Mr. Wang was named as one of the Outstanding 50 Asian Americans in Business by Asian American Business Development Center in 2004, one of China’s 100 Most Innovative Businessmen by Fast Company Magazine in 2017 and one of the Most Intriguing Entrepreneurs by Goldman Sachs in 2019.
More specifically, our management team has significant experience in vehicle design, supply chain, logistics, quality control and process management. Our management is singularly focused on developing and manufacturing high quality, best-in-class, light- and medium-duty ECVs for the growing ECV marketplace and becoming a technology leader in the ECV market. Starting in 2013 with a simple idea, our management team has successfully designed energy efficient ECVs and associated technologies and established a broad supply chain to support our product growth.

Our Growth Strategy
We intend to be a leading global designer, developer and manufacturer of electric light- and medium-duty ECVs. The key elements of our growth strategy include:
Expand Our Channel Partner Network and Assembly and Supporting Facilities
As of November 30, 2021, we have established business relationships with 16 channel partners in 13 countries, including the United States, Germany, Korea, Spain, Italy and Mexico, and two assembly partners in China. We plan to expand our channel partner network and increase the number of our assembly facilities in the United States, the European Union and, in the long-term, Japan. As our channel partner network and Cenntro facility footprint grows, we expect to penetrate a broader segment of the global market and increase our sales volume and product offerings. We expect to add up to 16 additional channel partners in 2022.
In 2021, we opened a local assembly facility in Freehold, New Jersey for trial production of our Logistar™ 400 and Terramak™ vehicles. We also have established warehousing services with a logistics company in Budapest, Hungary to house spare parts for our Metro® models. We are in the process of establishing local assembly facilities in Dusseldorf, Germany, where we intend to assemble the Metro®, the Logistar™ 200 and the Neibor® 200 for sales within the European Union, and in Jacksonville, Florida, where we plan to assemble the Logistar™ 400 and the Terramak™ for distribution to our channel partners for sales in the North American market. We believe establishing a local assembly facility in Dusseldorf will provide us with access to well-established hardware and logistics systems and trained personnel.
We believe that augmenting our channel partner network, assembly facilities and support centers together with regionalizing our supply chain will enhance brand recognition, provide economic advantages and reduce time to market for our ECVs.
Regionalize Manufacturing and Supply Chain
We plan to regionalize the manufacturing and supply chain relating to certain key components of our ECVs, such as vehicle frames and battery packs, in the geographic markets in which our ECVs are sold. In the long-term, through our deep supply chain development know-how, we plan to geographically expand our supply chain to support our planned growth. More specifically, we intend to establish supply chain relationships in North America and the European Union to support our manufacturing and assembly needs in these markets, thereby reducing the time in transit and potentially the duties associated with importing our components and spare parts from China. We believe we can reduce the overall cost of ECV assembly in certain geographical markets by shifting to a “merge in transit” model, whereby component shipments from suppliers, including local market suppliers, are consolidated at our local assembly facilities for final ECV assembly, in contrast with our current model which integrates all components into vehicle kits or fully assembled vehicles in our manufacturing facilities in China. We believe that investing in the regionalization of our manufacturing and supply chain can ultimately provide significant benefits to us and our channel partners. We believe sourcing our ECV components and manufacturing, assembling and selling our ECVs regionally can help us reduce costs associated with import/export taxes and shipping, further reducing vehicle production costs. In addition, we believe that regionalizing our manufacturing and supply chain will help support and strengthen our brand in the markets in which our ECVs are sold, as our operations become integrated into those markets. We believe that our deep supply chain development know-how will provide us significant advantages; however, substantially all of our supply chain experience is limited to China. If we are unable to effectively manage the sourcing of our components and the responsiveness of our supply chain in areas outside of China, our business and results of operations may be harmed. It is also likely that in the early stages of our supply chain expansion, we can expect most component sources will be single-source suppliers in areas outside of China.
Expand Our Product Offerings
We began pilot production of our first-generation, U.S. Class 1 (0 – 6,000 lbs.), light-duty commercial vehicle, the Metro®, in 2018, and, as of November 30, 2021, we have sold approximately 2,300 units throughout Europe, North America and Asia and deployed approximately 1,300 additional units in China through affiliated parties. Utilizing our proprietary design and technology, we launched the Logistar™ 400 as a U.S. Class 4 (over 14,000 lbs.) medium-duty commercial vehicle in the United States in December 2021, the Neibor® 200, designed to meet the European Union and UK L7e Class requirements, in the European Union and the UK in December 2021, the Logistar™ 200, designed to meet the European Union N1 Class truck requirements, in the European market in

December 2021 and the Terramak™, an off-road electric commercial vehicle, in the European Union and United States in December 2021. Our pipeline also includes the Cenntro iChassis programmable chassis, which we also refer to as the ePortee™, which is expected to become commercially available in 2022.
Expand Market Breadth and Depth
We expect to increase our market share in the current markets where our ECVs are sold, while simultaneously penetrating new markets worldwide. As of November 30, 2021, we have sold the Metro® in over 16 countries throughout North America, Europe and Asia. We have homologated the Metro® in over 32 countries. We are currently targeting new markets where local governments have begun incentivizing a shift from ICEs to EVs. We intend to expand our reach in these markets with the efforts and market knowledge of our existing channel partners as well as by forming new partnerships and leveraging our increased brand recognition.
Autonomous Driving
We intend to continue to invest in chassis digitization and smart driving technology. We have developed the ePortee™, which we also refer to as the Cenntro iChassis, an open-platform and programmable vehicle chassis with digital control capabilities. The Cenntro iChassis is designed to act as a basic and core execution unit of an automated or autonomous driving vehicle. It includes application programming and communication interfaces that enable third-party autonomous driving vehicle developers to use this programmable chassis to develop various autonomous driving applications and fittings. We expect the Cenntro iChassis to become commercially available in 2022.
The Combination and Related Transactions
The Combination and Name Change
On November 5, 2021, NBG entered into a Stock Purchase Agreement (the “Acquisition Agreement”) with CAG, CAG HK, CAC and CEG, each a wholly owned subsidiary of CAG, setting forth the terms of the Combination. Pursuant to the Acquisition Agreement, NBG purchased from CAG (i) all of the issued and outstanding ordinary shares of CAG HK (the “CAG HK Shares”), (ii) all of the issued and outstanding shares of common stock, par value US$0.001 per share, of CAC (the “CAC Shares”), and (iii) all of the issued and outstanding shares of common stock, par value US$0.01 per share, of CEG (the “CEG Shares” and, together with the CAG HK Shares and the CAC Shares, the “Cenntro Shares”). On December 22, 2021, NBG effected the Reverse Share Split of its Ordinary Shares, at a ratio of 1-for-15. The closing of the Combination occurred on December 30, 2021. The aggregate purchase price for the Cenntro Shares was 174,853,546 Ordinary Shares (the “Acquisition Shares”) (as determined in accordance with the Acquisition Agreement and as described below and taking into account the Reverse Share Split) and the assumption of options to purchase an aggregate of 9,225,291 Ordinary Shares under our 2016 Plan (as defined below).
Promptly following the Closing, CAG distributed the Acquisition Shares to the holders of its capital stock in accordance with (i) the distribution described in the Acquisition Agreement and (ii) CAG’s Third Amended and Restated Memorandum and Articles of Association (the “Distribution”). Pursuant to the Acquisition Agreement, at the closing of the Combination, NBG assumed the Cenntro Electric Group Limited Amended and Restated 2016 Incentive Stock Option Plan (the “2016 Plan”) and each CAG employee stock option outstanding immediately prior to the Closing was converted into an option to purchase a number of Ordinary Shares equal to the aggregate number of CAG shares for which such stock option was exercisable immediately prior to the Closing multiplied by the Exchange Ratio (as defined below), at an option exercise price equal to the exercise price per share of such stock option immediately prior to the Closing divided by the Exchange Ratio (such options, the “Converted Options”). As a result, options to purchase an aggregate of 9,225,291 Ordinary Shares are outstanding under the 2016 Plan as of the date of this prospectus.
The Exchange Ratio of 0.71563, as determined in accordance with the Acquisition Agreement, was equal to (i) (a) the Acquisition Share Pool (as defined in the Acquisition Agreement), less the number of Liquidation Preference Acquisition Shares (as defined in the Acquisition Agreement) distributable by CAG to the holders of its preferred shares in satisfaction of their liquidation preference, as determined in accordance with the Acquisition Agreement, multiplied by (b) the ratio of (I) the aggregate number of shares of CAG capital stock underlying the CAG employee stock options that were outstanding immediately prior to the Closing over (II) the number of fully diluted shares of CAG capital stock outstanding immediately prior to the Closing, divided by (ii) the aggregate number of shares of CAG capital stock underlying the CAG employee stock options that were outstanding immediately prior to the Closing (the “Exchange Ratio”).

Immediately after the Closing of the Combination, NBG changed its name from “Naked Brand Group Limited” to “Cenntro Electric Group Limited,” and the business conducted by Cenntro became the business conducted by the Company. The transaction was accounted for as a reverse recapitalization in which Cenntro was determined to be the accounting acquirer.
Private Placement of Convertible Notes
In connection with the execution of the Acquisition Agreement, CAG entered into a Note Purchase Agreement, dated November 5, 2021, with certain investors (the “Note Investors”) pursuant to which CAG issued convertible secured notes in an aggregate principal amount of US$50 million (the “Convertible Notes”), the terms of which provided, among other things, for an interest rate of 10% and that the Convertible Notes would convert into an amount of Series A-1 Preferred Shares of CAG equal to 26,606,912 multiplied by (A) the original principal amount under the note divided by (B) 50,000,000. In accordance with the terms of the Convertible Notes, at the Closing of the Combination, the entire outstanding aggregate principal amount of the Convertible Notes converted into an amount equal to 26,606,912 Series A-1 Preferred Shares of CAG. Promptly following the closing of the Combination, the Note Investors received 27,751,531 Acquisition Shares pursuant to the Distribution, which Acquisition Shares are being registered for resale by the registration statement of which this prospectus forms a part.
Incentive Award
In September 2021, NBG’s board of directors granted to an entity associated with Mr. Davis-Rice an incentive award (the “Incentive Award”), as follows: on the first, second and third anniversary of the grant of the Incentive Award, Mr. Davis-Rice’s associated entity would be granted Ordinary Shares with a market value equal to 1.5% of the increase in NBG’s total market capitalization since the grant of the Incentive Award. The market value of the Ordinary Shares to be issued and the total market capitalization would be determined based on the daily volume weighted average price for the Ordinary Shares for the five trading days immediately prior to the applicable anniversary. The payment of the Incentive Award would be accelerated in the event of a change in control of NBG (including the Combination), and the Ordinary Shares issued in the change in control generally would be included in determining the total market capitalization. In connection with the Combination, NBG issued 7,151,612 Ordinary Shares to Mr. Davis-Rice’s associated entity upon settlement of the Incentive Award, which shares are being registered for resale by the registration statement of which this prospectus forms a part.
The Additional Financings
The Acquisition Agreement included a closing condition that NBG have cash of at least US$282 million immediately prior to the closing (the “Minimum Cash Condition”). On November 5, 2021, NBG entered into a Securities Purchase Agreement with Esousa, pursuant to which it sold in a private placement (the “November 2021 Private Placement”) approximately 3.33 million units, consisting of one Ordinary Share, one five-year warrant to purchase one Ordinary Share (a “November 2021 Five-Year Warrant”), and 0.65 of one one-year warrant to purchase one Ordinary Share (a “November 2021 One-Year Warrant” and each of a November 2021 Five-Year Warrant and a November 2021 One-Year Warrant, a “November 2021 Warrant”), at a per unit purchase price of $9.018 per unit, for an aggregate purchase price of US$30 million. On November 17, 2021, Esousa exercised the November 2021 Five-Year Warrant on a cashless basis for an aggregate of 3,122,190 Ordinary Shares. On December 30, 2021, Esousa exercised the November 2021 One-Year Warrant on a cashless basis for an aggregate of 3,951,896 Ordinary Shares. The Company issued an aggregate of approximately 10.4 million Ordinary Shares to Esousa in connection with the November 2021 Private Placement.
On November 8, 2021, NBG entered into an equity distribution agreement (the “November 2021 EDA”) with Maxim Group, LLC, pursuant to which it could sell, from time to time, Ordinary Shares having an aggregate offering price of up to US$300 million in an “at the market offering” (the “November 2021 ATM Offering”). On December 17, 2021, NBG terminated the November 2021 ATM Offering and, as of such date, NBG had sold an aggregate of 887,731 Ordinary Shares for gross proceeds of $8,196,600 and net proceeds of $7,950,702 after deducting agent fees and other offering expenses.
On December 20, 2021, NBG entered into the December 2021 SPA with Esousa and Streeterville, pursuant to which it sold in the December 2021 Private Placement approximately 3.1 million units, consisting of one Ordinary Share and one December 2021 Warrant, at a per unit purchase price of $6.49755 per unit, for an aggregate purchase price of US$20 million. The December 2021 Warrants were automatically exercised on a cashless basis in accordance with their terms for an aggregate of 3,847,602 Ordinary Shares upon the completion of the Combination. The Company issued an aggregate of approximately 6.9 million Ordinary Shares in connection with the December 2021 Private Placement. The descriptions of the December 2021 SPA and the December 2021 Warrants, as set forth in the Report of Foreign Private Issuer on Form 6-K filed with the SEC on December 21, 2021, are incorporated herein by reference.
Except as otherwise provided, all share and per unit information included in the foregoing gives retroactive effect to the reverse share split, at a ratio of 1-for-15, of the issued and outstanding Ordinary Shares, which became effective on December 22, 2021.
Divestiture of FOH
On December 30, 2021, simultaneously with the closing of the Combination, NBG divested itself of its business conducted through FOH Online Corp. (“FOH”), formerly a subsidiary of NBG (the “Divestiture”), pursuant to a binding term sheet of the same date (the “Term Sheet”), by and among NBG, Bendon Limited (“Bendon”) and FOH. Bendon is controlled by Justin Davis-Rice, a member of the Company’s board of directors and formerly NBG’s Executive Chairman and Chief Executive Officer. From June 2018 until April 2021, Bendon was an operating subsidiary of NBG. FOH is a designer and e-commerce retailer of women’s intimates apparel, sleepwear and swimwear. It is the exclusive licensee of the Frederick’s of Hollywood global online license, under which it sells Frederick’s of Hollywood intimates products, sleepwear and loungewear products, swimwear and swimwear accessories products, and costume products.
Under the Term Sheet, Bendon purchased all the outstanding shares of common stock of FOH for a purchase price of AUS$1.00. In connection with such purchase, NBG recapitalized FOH with $12.6 million in order to cover liabilities of FOH assumed by Bendon and forgave $9.5 million of intercompany loans made by NBG to FOH. The Term Sheet includes certain fundamental representations and warranties of NBG, which terminated as of the closing of the Divestiture. Under the Term Sheet, the Company has no liability to Bendon or FOH following the closing.
Management Changes
At Closing of the Combination and in accordance with the terms of the Acquisition Agreement, NBG’s Chief Executive Officer, Justin Davis-Rice, and Chief Financial Officer, Mark Ziirsen, resigned from all offices and positions with the Company. However, in connection with the shareholder vote of NBG’s shareholder to approve the Combination and the transactions related thereto, the shareholders approved the appointment of Messrs. Davis-Rice, Simon Tripp, Chris Thorne, Joe Tong and Peter Wang, our post-Closing Chief Executive Officer, to the Board of Directors. For a detailed description of our post-Closing management team and Board of Directors, see “Management” in our Report of Foreign Private Issuer on Form 6-K filed with the SEC on January 5, 2022.
Reverse Share Split and Nasdaq Listing
On April 26, 2021, NBG received a notice from the Listing Qualifications Department of Nasdaq stating that, for the prior 30 consecutive business days, the closing bid price for Ordinary Shares had been below the minimum of $1.00 per Ordinary Share required for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter stated that NBG would be afforded an initial period of 180 calendar days (or until October 25, 2021) to regain compliance with the minimum bid price requirement. The notification letter also stated that in the event NBG did not regain compliance within the initial 180 day period, NBG could be eligible for additional time.
NBG did not regain compliance with the minimum bid price requirement during the initial 180 calendar day compliance period. However, on October 26, 2021, NBG received a second notice from Nasdaq’s Listing Qualifications Department stating that Nasdaq’s staff had determined that NBG was eligible for an additional 180 calendar day period (until April 25, 2022) to regain compliance. In order to regain compliance, the bid price for Ordinary Shares must close at US$1.00 per Share or more for a minimum of ten consecutive business days. In addition, the closing of the Combination was subject to a condition that the five day average trading price for the five consecutive trading days ending on (and inclusive of) the closing date was no less than $5.00 per Ordinary Share (the “Five Day Trading Price Condition”). On December 22, 2021, in order to seek to regain compliance with Nasdaq and to satisfy the Five Day Trading Price Condition, NBG effected the Reverse Share Split of its Ordinary Shares, at a ratio of 1-for-15.

The Company’s Ordinary Shares are traded on the Nasdaq Capital Market under the trading symbol “NAKD.” Pursuant to Nasdaq Rule 5110, NBG and Cenntro were required to file a listing application with Nasdaq as the Combination was deemed to be a change of control of NBG within the meaning of Rule 5110(a). On December 29, 2021, Nasdaq approved our listing application in connection with the Combination and the listing of Ordinary Shares on the Nasdaq Capital Market effective upon the closing of the Combination.
Corporate Information
NBG was incorporated in Australia on May 11, 2017 under the Australian Corporations Act 2001 (Cth) (the “Corporations Act”) with company registration number ACN 619 054 938, as an Australian public limited company. On December 30, 2021, NBG and CAG completed the Combination, pursuant to which NBG purchased certain wholly owned subsidiaries of CAG, in exchange for 174,853,546 Ordinary Shares, which represents approximately 66.9% of the Ordinary Shares outstanding immediately following the closing of the Combination, and the assumption of options to purchase an aggregate of 9,225,291 Ordinary Shares under the 2016 Plan. Following the completion of the Combination, NBG changed its name to “Cenntro Electric Group Limited.” See “Prospectus Summary—The Combination and Related Transactions. Our principal executive offices are located at 501 Okerson Road, Freehold, New Jersey, 07728, and our telephone number is (732) 820-6757. Our website address is www.cenntroauto.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
The Cenntro logos, “Cenntro,” Metro®, Neibor®, Logistar™, Terramak™ and our other registered and common law trade names, trademarks and service marks are the property of Cenntro Electric Group Limited or our subsidiaries. Other trade names, trademarks and service marks used in this prospectus are the property of their respective owners. We are in the process of pursuing registered trademarks for Logistar™ 400 and Terramak™. In the event we are unable to obtain such registered trademarks prior to commercial sales, we may change the name of such models.
Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation.
We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of June 20, 2018, which was the date of the first sale of our Ordinary Shares pursuant to an effective registration statement. However, if our annual gross revenue is US$1.07 billion or more, or our non-convertible debt issued within a three year period exceeds US$1 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.
Foreign Private Issuer
We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from, among other things, the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.
The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, NBG historically followed Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in NBG’s Annual Report on Form 20-F for the fiscal year ended January 31, 2021, which is incorporated herein by reference, and we intend to continue to do so. See “Where You Can Find Additional Information” on page 36 and “Incorporation of Certain Documents by Reference” on page 37.
Risks Affecting Our Company
In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the risks discussed in the section titled “Risk Factors” in this prospectus, beginning on page 16, as well as the risks discussed under the sections titled “Risk Factors Relating to the Combination and Cenntro—Risks Related to Our Business and Financial Results,” “Risk Factors Relating to the Combination and Cenntro—Risks Related to Our Industry,” “Risk Factors Relating to the Combination and Cenntro—Risks Related to Legal and Regulatory Matters,” and “Risk Factors Relating to the Combination and Cenntro—Risks Related to Doing Business in China,” included in our Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on November 8, 2021 and incorporated by reference herein, as well as the risks discussed under the section titled “Item 3. Key Information—D. Risk Factors” included in our Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on January 5, 2022.

THE OFFERING
Ordinary Shares being offered by the Selling Shareholders
188,958,629 Ordinary Shares
Ordinary Shares outstanding
261,256,205 Ordinary Shares(1)
Plan of distribution
The Ordinary Shares covered by this prospectus may be sold by the Selling Shareholders in the manner described under the section entitled “Plan of Distribution.”
Use of proceeds
We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders under this prospectus. However, we will receive proceeds pursuant to the exercise of the Non-Employee Director Options unless the applicable former or current non-employee director chooses to exercise such options on a cashless basis.
Risk factors
See the section titled “Risk Factors” beginning on page 16 and the other information included or incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our Ordinary Shares.
Listing
Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “NAKD”.
(1)	The number of Ordinary Shares issued and outstanding is based on 261,256,205 Ordinary Shares outstanding as of January 4, 2022 and excludes the following:
•	9,225,291 Ordinary Shares issuable upon the exercise of options outstanding as of January 4, 2022, granted under the 2016 Plan, at a weighted-average exercise price of $1.1007 per Ordinary Share;
•	25,965,234 Ordinary Shares which may be issued under our Cenntro Electric Group Limited 2022 Stock Incentive Plan (the “2022 SIP”), which has been approved by the Board of Directors;
•	7,789,571 Ordinary Shares which may be issued under the Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan (the “2022 ESPP”), which has been approved by the Board of Directors;
•	33,428 Ordinary Shares which may be issued upon exercise of our outstanding warrants as of January 4, 2022, at a weighted-average exercise price of $202.97 per share; and
•
15,948 Ordinary Shares which may be issued upon exercise of options outstanding as of January 4, 2022, granted to NBG’s former non-employee directors, at a weighted-average exercise price of $8.6452 per Ordinary Share.

RISK FACTORS
An investment in our Ordinary Shares involves a high degree of risk. Before investing in our Ordinary Shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on November 8, 2021 under the sections titled “Risk Factors Relating to the Combination and Cenntro—Risks Related to Our Business and Financial Results,” “Risk Factors Relating to the Combination and Cenntro—Risks Related to Our Industry,” “Risk Factors Relating to the Combination and Cenntro—Risks Related to Legal and Regulatory Matters,” and “Risk Factors Relating to the Combination and Cenntro—Risks Related to Doing Business in China,” together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment. Our actual results could differ materially from those anticipated in forward-looking statements included in this prospectus as a result of certain factors, including the risks mentioned elsewhere in this prospectus. Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.” For more information, see the section entitled “Where You Can Find Additional Information” and “Incorporation by Reference of Certain Documents.”
Risks Related to the Offering
Sales by the Selling Shareholders of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares.
The Selling Shareholders are offering for resale under this prospectus an aggregate of up to 188,958,629 Ordinary Shares, or approximately 72.3% of our outstanding Ordinary Shares as of January 4, 2022 of which 92,463,001 Ordinary Shares, or approximately 35.4% of our outstanding Ordinary Shares as of January 4, 2022 are subject to a lock-up agreement for 180 days from December 30, 2021. The resale of all or a substantial portion of the Ordinary Shares offered hereby in the public market, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decrease and may make it more difficult for us to sell Ordinary Shares in the future at a time and upon terms that we deem appropriate.
Risks Related to Ownership of Our Ordinary Shares
Our Ordinary Share price may be volatile, and the value of our Ordinary Shares may decline.
The market price of our Ordinary Shares may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:
•	our future financial performance, including expectations regarding our revenue, expenses and other operating results;
•	changes in customer acceptance rates or the pricing of our vehicles;
•	delays in the production of our vehicles;
•	our ability to establish new channel partners and successfully retain existing channel partners;
•	our ability to anticipate market needs and develop and introduce new and enhanced vehicles to adapt to changes in our industry;
•	the success of our competitors;
•	our operating results failing to meet the expectations of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate in general;
•	the stock price performance of other companies that investors deem comparable to us;
•	announcements by us or our competitors of significant business developments, acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;
•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;
•	changes in our capital structure, including future issuances of securities or the incurrence of debt;
•	changes in senior management or key personnel;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, investigations, inquiries or litigation;
•	the inherent risks related to the electric commercial vehicle industry;
•	the trading volume of our Ordinary Shares; and
•	general economic and market conditions.
Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, may also negatively impact the market price of our Ordinary Shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.
Concentration of ownership among our executive officers, directors and their affiliates, as well as the Relationship Agreement entered into in connection with the Combination, may prevent new investors from influencing significant corporate decisions.
Following the closing of the Combination, our executive officers, directors and their affiliates beneficially own, in the aggregate, approximately 30.7% of our outstanding Ordinary Shares. In particular, following the Closing, Mr. Peter Z. Wang, our Chief Executive Officer, beneficially owns approximately 27.4% of our outstanding Ordinary Shares.
Additionally, in connection with the Combination, NBG entered into a relationship agreement, dated as of December 30, 2021 (the “Relationship Agreement”), by and among NBG, Mr. Wang and Cenntro Enterprise Limited and Trendway Capital Limited, each an entity controlled by Mr. Wang (both entities together with Mr. Wang, the “Wang Parties”). In accordance with the Acquisition Agreement and the Relationship Agreement, the Board consists of five directors, including Mr. Wang, Chris Thorne, Joe Tong and Simon Charles Howard Tripp, director nominees designated by the Wang Parties (the “Wang Parties Nominee Directors”), and Mr. Davis-Rice, NBG’s former chief executive officer and the director nominee designated by NBG. For so long as the Wang Parties collectively beneficially own at least 10% of the issued and outstanding Ordinary Shares, in the event that any of the Wang Party Nominee Directors are removed as a Director by members pursuant to section 203D of the Corporations Act, Mr. Wang may give notice in writing to the Company of the person that the Wang Parties wish to nominate in place of that previous Wang Parties Nominee Director, together with their consent to act, and the Company must ensure that such individual is appointed as a Wang Parties Nominee Director of the same class of Director as the previous nominee within two business days of receipt of such notice and signed consent to act.
As a result, Mr. Wang will be able to exercise a significant level of influence over all matters requiring shareholder approval, including the election of directors, amendments of our Constitution and approval of significant corporate transactions. This influence could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of Mr. Wang.
You may experience difficulties in enforcing foreign judgments or bringing actions in China against us based on foreign laws.
The recognition and enforcement of foreign judgments in China are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States against any of our subsidiaries or assets located in China.

Future sales of our Ordinary Shares by us in the public market could cause the market price of our Ordinary Shares to decline. The issuance of additional Ordinary Shares in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.
Sales of a substantial number of Ordinary Shares in the public market, including sales of Ordinary Shares or securities convertible into Ordinary Shares under our existing universal shelf registration statement on Form F-3ASR, filed with the SEC on May 18, 2021, or the sale of Ordinary Shares pursuant to this prospectus, or the perception that these sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the timing of or the effect that any such sales may have on the prevailing market price of our Ordinary Shares.
We expect to issue additional Ordinary Shares in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. In addition, we may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Ordinary Shares to decline.
If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our Ordinary Shares could decline.
The market price and trading volume of our Ordinary Shares is heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If industry analysts cease coverage of us or if securities analysts do not publish research or reports about our business, the price of our Ordinary Shares may be negatively affected. If securities or industry analysts downgrade our Ordinary Shares or publish negative reports about our business, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Ordinary Shares could decrease, which might cause a decline in the price of our Ordinary Shares and could decrease the trading volume of our Ordinary Shares.
We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Ordinary Shares.
We have never declared or paid any cash dividends on our Ordinary Shares, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, you may need to rely on sales of our Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
Prior to the completion of the Combination, Cenntro identified a material weakness in its internal control over financial reporting. If we fail to remediate the material weakness, or if we experience material weaknesses in the future, we may not be able to accurately and timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Ordinary Shares.
Prior to the completion of Combination, Cenntro was a private company with limited accounting personnel and other resources with which to address its internal control over financial reporting in accordance with requirements applicable to public companies. As a private company, historically Cenntro had not retained a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters under U.S. Generally Accepted Accounting Principles (“GAAP”). A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. During the preparation of its 2019 and 2020 combined financial statements, Cenntro’s management identified a material weakness in its internal control over financial reporting: specifically, that it had not historically had adequate accounting staff generally in its finance and accounting department, particularly with respect to (i) the preparation of financial statements prepared in accordance with GAAP and the inclusion of proper disclosures in the related footnotes, and (ii) the design, documentation and implementation of internal controls surrounding risk management and financial reporting processes.
Cenntro’s management team has taken certain actions to remediate this material weakness and to strengthen Cenntro’s internal control over financial reporting and risk management, such as the hiring of an experienced

Chief Financial Officer, Mr. Edmond Cheng, in April 2021. We intend to take additional actions, such as to hire additional personnel with greater familiarity with GAAP and SEC reporting requirements. In addition, as a result of the Combination, internal control over financial reporting and risk management will be overseen by an audit committee with significant experience in overseeing the preparation of financial statements in accordance with GAAP and compliance with SEC reporting requirements.
We cannot assure you that the measures that Cenntro has taken or that we will take in the future will be sufficient to remediate the material weakness Cenntro identified or avoid the identification of additional material weaknesses in the future. To the extent we are unable to remediate this material weakness or unable to identify future material weaknesses in our internal control over financial reporting, such material weakness could severely inhibit our ability to accurately report our financial condition or results of operations and could cause future investors to lose confidence in the accuracy and completeness of our financial reports, the market price of our Ordinary Shares could decline, we could be delisted from the Nasdaq, we could become subject to litigation from investors and shareholders, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
There can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Capital Market. Our failure to meet the continued listing requirements could result in a de-listing of our Ordinary Shares.
We cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our Ordinary Shares on the Nasdaq Capital Market. If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements, the minimum stockholder's equity requirement, the minimum bid price requirements or the minimum market value of publicly held shares requirement, Nasdaq staff may take steps to de-list our Ordinary Shares. A notice of de-listing or any de-listing would likely have a negative effect on the price of our Ordinary Shares and may impair our shareholders’ ability to sell our Ordinary Shares when they wish to do so. In the event that we receive a notice of de-listing, we would plan to take actions to restore our compliance with the Nasdaq Capital Market's listing requirements, but we can provide no assurance that any action taken by us would result in our Ordinary Shares maintaining its listing, or that any such action would stabilize the market price or improve the liquidity of our Ordinary Shares.
As a foreign private issuer, we are permitted and expect to follow certain home country corporate governance practices (in our case Australian) in lieu of certain Nasdaq requirements applicable to domestic issuers and we are permitted to file less information with the SEC than a company that is not a foreign private issuer. This may afford less protection to holders of our securities.
As a foreign private issuer under the Exchange Act, Nasdaq allows us to follow home country governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, NBG historically followed Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in Item 16G of our Annual Report on Form 20-F incorporated herein by reference, and we intend to continue to do so. In particular, we will follow Australian law and corporate governance practices with respect to the composition of our board and audit committee, and with respect to quorum requirements applicable to shareholder meetings. These differences may result in a board that is more difficult to remove as well as less shareholder approvals required generally. We will also follow Australian law instead of the Nasdaq requirement to obtain shareholder approval prior to the issuance of securities in connection with a change of control, certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase, or other equity compensation plans or arrangements. These differences may result in less shareholder oversight and requisite approvals for certain acquisition or financing related decisions or for certain company compensation related decisions. The Australian home country practices described above may afford less protection to holders of our securities than that provided under the Nasdaq Listing Rules.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or

Section 404 and disclosure obligations regarding executive compensation. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our combined financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Ordinary Shares less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.
We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of June 20, 2018, which was the date of the first sale of our Ordinary Shares pursuant to an effective registration statement; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the last day of the fiscal year in which the market value of our Ordinary Shares held by non-affiliates exceeded $700 million as of June 30 of such fiscal year.
We cannot predict if investors will find our Ordinary Shares less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares, and our share price may be more volatile.
Our Constitution and the Corporations Act contain anti-takeover provisions, which may discourage a third-party from acquiring us and adversely affect the rights of holders of our Ordinary Shares.
Our Constitution contains certain provisions that could limit the ability of others to acquire control of our company, including provisions that institute a staggered Board of Directors. In addition, the Corporations Act contains provisions relating to control transactions which regulate these transactions. These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions that you desire.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein and therein, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:
•	our future financial performance, including expectations regarding our revenue, expenses and other operating results;
•	our ability to establish new channel partners and successfully retain existing channel partners;
•	our ability to anticipate market needs and develop and introduce new and enhanced vehicles to adapt to changes in our industry;
•	our ability to achieve or sustain profitability;
•	our ability to successfully enter new geographic markets and manage our international expansion;
•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;
•	our expectations concerning relationships with our supply chain providers;
•	our ability to promote our brand;
•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;
•	our ability to protect our intellectual property rights and any costs associated therewith;
•	the inherent risks related to the electric commercial vehicle industry;
•	our ability to compete effectively with existing and new competitors; and
•	our compliance with applicable regulatory developments and regulations that currently apply or become applicable to our business.
You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein and in documents incorporated by reference primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and the documents incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained herein. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, performance, events or circumstances could differ materially from those described in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date hereof, and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in herein and in the documents incorporated by reference herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made herein to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

USE OF PROCEEDS
All the Ordinary Shares sold under this prospectus will be sold or otherwise disposed of for the account of the Selling Shareholders. We will not receive any proceeds from the sale of the Ordinary Shares under this prospectus. We will bear the out-of-pocket costs, expenses and fees incurred by us in connection with the registration of the Ordinary Shares to be sold by the Selling Shareholders, including registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel (excluding the fees and disbursements of counsel to the Note Investors), or collectively, the Registration Expenses. The Selling Shareholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of Ordinary Shares.
However, we will receive proceeds pursuant to the exercise of the Non-Employee Director Options unless the applicable former or current non-employee director chooses to exercise such options on a cashless basis. Any proceeds we receive from the exercise of the Non-Employee Director Options will be used for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our capitalization and indebtedness at June 30, 2021 (i) on a historical basis (giving effect to the Reverse Share Split), and (ii) on a pro forma as adjusted basis, after giving effect to (1) the sale of an aggregate of US$30 million in units in the November 2021 Private Placement, before deducting estimated offering expenses payable by us, and the issuance of an aggregate of 10,400,766 Ordinary Shares in connection therewith; (2) the sale of an aggregate of 887,731 Ordinary Shares in the November 2021 ATM Offering pursuant to the November 2021 EDA; (3) the sale of an aggregate of US$20 million in units the December 2021 Private Placement, before deducting estimated offering expenses payable by us, and the issuance of an aggregate of 6,925,684 Ordinary Shares in connection therewith; (4) the completion of the Combination, including the issuance of 174,853,546 Acquisition Shares to CAG at the Closing of the Combination and the distribution thereof to the holders of the shares of CAG, in accordance with the terms of the Acquisition Agreement and CAG’s governing documents; (5) the issuance 7,151,612 shares in connection with the Incentive Award; (6) the payment to former Chief Executive Officer and current director Justin Davis-Rice of approximately $20.2 million pursuant to the acceleration of certain phantom warrants in connection with the closing of the Combination; and (7) the payment of approximately $12.6 million to recapitalize FOH in connection with the Divestiture and fund certain liabilities.
You should read this table in conjunction with, the following historical statements and accompanying notes:
1)
the unaudited pro forma condensed combined financial information for the combination, included in NBG’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 8, 2021 and incorporated by reference herein;

2)
the historical unaudited condensed financial statements of NBG as of and for the six months ended July 31, 2021, which are included in NBG’s Report of Foreign Private Issuer on Form 6-K for the six months ended July 31, 2021, filed with the SEC on November 4, 2021, and the historical audited financial statements of NBG as of and for the year ended January 31, 2021, which are included in NBG’s Annual Report on Form 20-F for the fiscal year ended January 31, 2021, filed with the SEC on May 18, 2021, both incorporated by reference herein; and

3)
the historical unaudited condensed combined financial statements of Cenntro as of and for the six months ended June 30, 2021 and the historical audited combined financial statements of Cenntro as of and for the year ended December 31, 2020, each of which are included in NBG’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 8, 2021 and incorporated by reference herein.

The following table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in NBG’s Report of Foreign Private Issuer on Form 6-K for the six months ended July 31, 2021, filed on November 4, 2021, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in NBG’s Annual Report on Form 20-F for the fiscal year ended January 31, 2021, filed on May 18, 2021, and “Cenntro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in NBG’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 8, 2021, each incorporated by reference herein.
	As at June 30, 2021 (Historical)(1)	As at June 30, 2021 (Pro Forma)(2)(3)
	(Unaudited, expressed in U.S. Dollars) In Thousands
Cash and Cash Equivalents	$279,035	$272,723
Total Debt, including current portions
Historical Borrowings of NBG	—	—
Historical Borrowings of Cenntro
Loans from third parties	—	3,404
Amounts due to related parties	—	1,964
Equity
Historical Share Capital of NBG	494,423	—
Historical Equity of Cenntro
CEG Common Stock, par value $0.01 per share, 1,500 shares authorized, one share issued and outstanding	—	—

	As at June 30, 2021 (Historical)(1)	As at June 30, 2021 (Pro Forma)(2)(3)
	(Unaudited, expressed in U.S. Dollars) In Thousands
CEG Preferred Stock, par value $0.01 per share, 10,000,000 shares authorized, no shares issued and outstanding	—	—
CAG HK Ordinary Shares, no par value per share, 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
CAC Common Stock, $0.001 par value per share, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding	—	—
Cenntro Electric Group Limited Share Capital	—	405,370
Accumulated Deficit	(213,649)	(103,481)
Other Reserves	195
Accumulated other comprehensive loss	—	(1,696)
Total Shareholders’ Equity (Other than Non-controlling Interests)	280,969	300,193
Non-controlling interest	—	(34)
Total Shareholders’ Equity	280,969	300,159
Total Capitalization	280,969	305,527
(1)	Presents unaudited historical balance sheet data of NBG as of June 30, 2021.
(2)	The pro forma information reflects the following transactions:
a.
In the November 2021 Private Placement, we sold to Esousa an aggregate of $30 million of units, each unit consisting of one Ordinary Share, one November 2021 Five-Year Warrant, and 0.65 of one November 2021 One-Year Warrant. The units were sold at a price per unit of US$9.018, resulting in the issuance of an aggregate of 3,326,680 million units (representing an aggregate of 3,326,680 Ordinary Shares and November 2021 Warrants to purchase up to 5,489,022 Ordinary Shares). On November 17, 2021, Esousa exercised the November 2021 Five-Year Warrant on a cashless basis for an aggregate of 3,122,190 Ordinary Shares. On December 30, 2021, Esousa exercised the November 2021 One-Year Warrant on a cashless basis for an aggregate of 3,951,896 Ordinary Shares. The Company issued an aggregate of 10,400,766 Ordinary Shares to Esousa in connection with the November 2021 Private Placement.

b.
On December 17, 2021, we terminated the November 2021 ATM Offering and, as of such date, we had sold an aggregate of 887,731 Ordinary Shares for gross proceeds of $8,196,600 and net proceeds of $7,950,702 after deducting agent fees and other offering expenses.

c.
In the December 2021 Private Placement, we sold to Esousa and Streeterville an aggregate of $20 million of units, each unit consisting of one Ordinary Share and one December 2021 Warrant. The units were sold at a price per unit of US$6.49755, resulting in the issuance of an aggregate of 3,078,082 units (representing an aggregate of 3,078,082 Ordinary Shares and December 2021 Warrants to purchase up to 3,078,082 Ordinary Shares). The December 2021 Warrants in accordance with their terms automatically exercised on a cashless basis for an aggregate of 3,847,602 Ordinary Shares upon the completion of the Combination. The Company issued an aggregate of 6,925,684 Ordinary Shares in connection with the December 2021 Private Placement.

d.
In connection with the completion of the Combination, we issued to CAG the Acquisition Shares, representing an aggregate of 174,853,546 Ordinary Shares, which shares were distributed to CAG’s shareholders in the Distribution in accordance with the terms of the Acquisition Agreement and CAG’s governing documents.

e.
In connection with the closing of the Combination, we (i) issued to former Chief Executive Officer and current director Justin Davis-Rice an aggregate of 7,151,612 Ordinary Shares upon acceleration of the Incentive Award and (ii) paid to Mr. Davis-Rice approximately $20.2 million upon acceleration of certain phantom warrants, in each case previously granted to Mr. Rice as compensation for services rendered.

f.	In connection with the Divestiture, we made payments, in the form of a recapitalization of FOH, in the aggregate amount of approximately $12.6 million to fund certain liabilities of FOH.
(3)	The pro forma information in the foregoing table is based on 261,256,205 Ordinary Shares outstanding as of January 4, 2022 (giving effect to the Reverse Share Split) and excludes the following:
•	9,225,291 Ordinary Shares issuable upon the exercise of options outstanding as of January 4, 2022, granted under the 2016 Plan, at a weighted-average exercise price of $1.1007 per Ordinary Share;
•	25,965,234 Ordinary Shares which may be issued under the 2022 SIP, which has been approved by the Board of Directors;
•	7,789,571 Ordinary Shares which may be issued under the 2022 ESPP, which has been approved by the Board of Directors;
•	33,428 Ordinary Shares which may be issued upon exercise of our outstanding warrants as of January 4, 2022, at a weighted-average exercise price of $202.97 per Ordinary Share; and
•
15,948 Ordinary Shares which may be issued upon exercise of options outstanding as of January 4, 2022, granted to NBG’s former non-employee directors, at a weighted-average exercise price of $8.6452 per Ordinary Share.

DESCRIPTION OF CAPITAL SHARES
General
Our corporate affairs are principally governed by our Constitution and the Corporations Act. The rights and restrictions attaching to the Ordinary Shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our Ordinary Shares are summarized below.
Australia does not have a limit on the authorized share capital that may be issued and does not recognize the concept of par value. Subject to restrictions on the issue of securities in our Constitution, the Corporations Act and any other applicable law, we may at any time issue shares and grant options on any terms, with the rights and restrictions and for the consideration that our Board of Directors determine. The directors may decide the persons to whom, and the terms on which, shares are issued or options are granted as well as the rights and restrictions that attach to those shares or options.
Ordinary Shares
As of January 4, 2022, 261,256,205 Ordinary Shares are issued and outstanding. The number of Ordinary Shares outstanding does not include:
•	9,225,291 Ordinary Shares issuable upon the exercise of options outstanding as of January 4, 2022, granted under the 2016 Plan, at a weighted-average exercise price of $1.1007 per Ordinary Share;
•	25,965,234 Ordinary Shares which may be issued under the 2022 SIP, which has been approved by the Board of Directors;
•	7,789,571 Ordinary Shares which may be issued under the 2022 ESPP, which has been approved by the Board of Directors;
•	33,428 Ordinary Shares which may be issued upon exercise of our outstanding warrants as of January 4, 2022, at a weighted-average exercise price of $202.97 per Ordinary Share; and
•
15,948 Ordinary Shares which may be issued upon exercise of options outstanding as of January 4, 2022, granted to NBG’s former non-employee directors, at a weighted-average exercise price of $8.6452 per Ordinary Share.

On December 22, 2021, NBG effected the Reverse Share Split, at a ratio of 1-for-15 for the issued and outstanding Ordinary Shares. See “Prospectus Summary—Reverse Share Split and Nasdaq Listing.” Except as otherwise provided, all share and per share information included in this prospectus gives retroactive effect to the Reverse Share Split.
Dividend Rights
Subject to the Corporations Act, the common law applicable to Australia and our Constitution, ordinary shareholders are entitled to receive such dividends as may be declared by the directors. If the directors determine that a final or interim dividend is payable, it is (subject to the terms of issue on any shares or class of shares) paid on all shares proportionate to the amount for the time being paid on each share. Dividends may be paid by cheque, electronic transfer or any other method as the board determines.
The directors have the power to capitalize and distribute the whole or part of the amount from time to time standing to the credit of any reserve account or otherwise available for distribution to shareholders. The capitalization and distribution must be in the same proportions which the shareholders would be entitled to receive if distributed by way of a dividend.
Subject to the Corporations Act, the common law applicable to Australia, the Constitution and the relevant rules and regulations of the Nasdaq Capital Market, the directors may pay a dividend out of any fund or reserve or out of profits derived from any source.
Voting Rights
Each of our ordinary shareholders is entitled to receive notice of and to be present, to vote and to speak at general meetings. Subject to any rights or restrictions attached to any shares, on a show of hands each ordinary shareholder present has one vote and, on a poll, one vote for each fully paid share held, and for each partly paid share, a fraction of a vote equivalent to the proportion to which the share has been paid up. Voting may be in person or by proxy, attorney or representative.
Two shareholders must be present to constitute a quorum for a general meeting and no business may be transacted at any meeting except the election of a chair and the adjournment of the meeting, unless a quorum is present when the meeting proceeds to business.
Variation of Class Rights
The Corporations Act provides that if a company has a constitution that sets out the procedure for varying or cancelling rights attached to shares in a class of shares, those rights may be varied or cancelled only in accordance with the procedure.
The rights attached to Ordinary Shares may only be varied with the consent in writing of members holding at least three-quarters of the shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class.
Preemptive Rights
Ordinary shareholders do not have preemptive rights.
Constitution and Corporations Act
The summary below relates to our Constitution as currently in effect. The summary below is of the key provisions of our Constitution and does not purport to be a summary of all of the provisions thereof or of all relevant provisions of Australian law governing the management and regulation of Australian companies.
Incorporation
We were incorporated in Australia on May 11, 2017 under the Corporations Act with company registration number ACN 619 054 938. We are an Australian public limited company.
Objects and Purposes
Our Constitution grants us full power and authority to exercise any power, take any action or engage in any conduct which the Corporations Act permits a company limited by shares to exercise, take or engage in.
Directors
There must be a minimum of three directors and a maximum of 12 directors unless our shareholders in a general meeting resolve otherwise. The directors may set a maximum number of directors less than the current maximum in accordance with the Corporations Act and the Nasdaq rules. Where required by the Corporations Act or Nasdaq rules, we must hold an election of directors each year. Each director, other than the managing director, is designated as either a class I, II or III director. A director designated as a class III director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2022 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class III director has been validly nominated by the members for election as a director in their place. A director designated as a class II director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2023 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class II director has been validly nominated by the members for election as a director in their place. A director designated as a class I director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2024 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class I director has been validly nominated by the members for election as a director in their place. A director appointed to fill a casual vacancy, who is not a managing director, holds office until the conclusion of the next annual general meeting following his or her appointment.
Additionally, in connection with the Combination, NBG entered into the Relationship Agreement. In accordance with the Acquisition Agreement and the Relationship Agreement, the Board consists of five directors, including the Wang Parties Nominee Directors and Mr. Davis-Rice, NBG’s former chief executive officer and the director nominee designated by NBG. The Relationship Agreement further provides that, for so long as the Wang Parties collectively beneficially own at least 10% of the issued and outstanding Ordinary Shares, in the event that any of the Wang Parties Nominee Directors are removed as a Director by members pursuant to section 203D of the Corporations Act, Mr. Wang may give notice in writing to the Company of the person that the Wang Parties wish to nominate in place of that previous Wang Parties Nominee Director, together with their consent to act, and the Company must ensure that such individual is appointed as a Wang Parties Nominee Director of the same class of Director as the previous nominee within two business days of receipt of such notice and signed consent to act. Additionally, amendments to our Constitution adopted in connection with the Combination on December 30, 2021 provided that our board will be comprised of one managing director, Mr. Wang, and three staggered classes of directors.
Our Constitution provides that no person shall be disqualified from the office of director or prevented by such office from contracting with us, nor shall any such contract or any contract or transaction entered into by or on our behalf in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to us for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. However, a director who has a material personal interest in a matter that is being considered by the directors must not be present at a meeting while the matter is being considered nor vote on the matter, except where permitted by the Corporations Act.
Each director is entitled to remuneration from our company for his or her services as decided by the directors but the total amount provided to all directors for their services as directors must not exceed in aggregate in any financial year the amount fixed by us in general meeting. The remuneration of an executive director must not include a commission on, or a percentage of, profits or operating revenue. Remuneration may be provided in the manner that the directors decide, including by way of non-cash benefits. There is also provision for directors to be paid extra remuneration (as determined by the directors) if they devote special attention to our business or otherwise perform services which are regarded as being outside of their ordinary duties as directors or, at the request of the directors, engage in any journey on our business. Directors are also entitled to be paid all travelling and other expenses they incur in attending to our affairs, including attending and returning from general meetings or board meetings, or meetings of any committee engaged in our business.
Directors also may exercise all the powers of the company to borrow or raise money, to charge any of the company’s property or business or any of its uncalled capital, and to issue debentures or give any security for a debt, liability or obligation of the company or of any other person.
General Meetings
A general meeting of shareholders may be called by a directors’ resolution or as otherwise provided in the Corporations Act. The Corporations Act requires the directors to call a general meeting on the request of shareholders with at least 5% of the vote that may be cast at the general meeting. Shareholders with at least 5% of the votes that may be cast at a general meeting may also call, and arrange to hold, a general meeting themselves. In addition, where it is impracticable to call the meeting in any other way, an Australian court of competent jurisdiction may order a meeting of our members to be called.
The Corporations Act requires at least 21 clear days of notice to be given for a general meeting. Notice of a general meeting must be given to each person who, at the time of giving the notice, is a member, director or auditor of ours, or is entitled to a share because of the death of a shareholder (and who has satisfied the directors of his or her right to be registered as the holder of, or to transfer, the shares).
The notice of meeting must include the date and time of the meeting, the location, an electronic address, planned business for the meeting, information about any proposed special resolutions and information about proxy votes.
Changes in Capital
Australia does not have a limit on the authorized share capital that may be issued and do not recognize the concept of par value under Australian law.

Indemnity
We have agreed to indemnify our current and past directors and other executive officers on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office or a related body corporate.
We maintain insurance for each director and officer against any liability incurred by the director or officer as a result of their holding office or a related body corporate.
Disposal of assets
The Corporations Act does not specifically preclude a company from disposing of its assets, or a significant portion of its assets. Subject to any other provision which may apply, a company may generally deal with its assets as it sees fit without seeking shareholder approval.
Rights of non-resident or foreign shareholders not residing in, or foreign to, Australia
There are no specific limitations in the Corporations Act which restrict the acquisition, ownership or disposal of shares in an Australian company by non-resident or foreign shareholders not residing in, or foreign to, Australia. The Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) regulates investment in Australian companies and may restrict the acquisition, ownership and disposal of our shares by non-resident or foreign shareholders not residing in, or foreign to, Australia.
Exchange Act Registration; Listing of our Securities
Our Ordinary Shares are registered under the Exchange Act and trade on the Nasdaq Capital Market under the symbol “NAKD.” The last sale price of our Ordinary Shares on January 5, 2022, was US$4.63 per share. As of the date of this prospectus, no other class of our securities is listed on any national securities exchange or automated quotation system.
Our Transfer Agent
The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company.

SELLING SHAREHOLDERS
The Ordinary Shares being offered by the Selling Shareholders are those issued or, in the case of certain former and current non-employee directors, issuable to the Selling Shareholders (a) in connection with the Distribution of Acquisition Shares, as contemplated by the Acquisition Agreement, including Ordinary Shares distributed to certain shareholders of CAG pursuant to their conversion of the Convertible Notes previously issued to such shareholders into Series A-1 Preferred Shares of CAG in connection with the Combination, (b) in connection with the December 2021 Private Placement or (c) as compensation for services rendered to us. When we refer to “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholders’ interests in our securities other than through a public sale. For additional information regarding the issuance of the Convertible Notes, see “Prospectus Summary—The Combination and Related Transactions —Private Placement of Convertible Notes” above. Pursuant to the registration rights agreement, dated as of December 30, 2021 by and among us and the parties thereto, we agreed to file a registration statement on Form F-3 with the SEC for the purposes of registering the Ordinary Shares in order to permit the Selling Shareholders to offer the Ordinary Shares for resale from time to time.
The table below lists each Selling Shareholder and sets forth as of the date of this prospectus, to our knowledge, other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Ordinary Shares held by such Selling Shareholder. The second column lists the number and percentage ownership of Ordinary Shares beneficially owned by such Selling Shareholder as of the date of this prospectus. The third column lists the maximum number of Ordinary Shares that may be sold or otherwise disposed of by each Selling Shareholder pursuant to the registration statement of which this prospectus forms a part. The fourth column assumes the sale of all of the Ordinary Shares offered by such Selling Shareholder pursuant to this prospectus. Each Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any Ordinary Shares as to which a Selling Shareholder has sole or shared voting power or investment power, and also any Ordinary Shares which such Selling Shareholder has the right to acquire within 60 days of January 4, 2022.
Name of Selling Shareholder(1)	Number of Outstanding Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
	Number	Percentage		Number	Percentage
JADR Consulting Group Pty Limited(2)	7,151,612	2.7%	7,151,612	—	0.0%
Esousa Holdings LLC(3)	12,279,050	4.7%	11,788,301	490,749	*
Acuitas Capital LLC(4)	4,162,730	1.6%	4,162,730	—	0.0%
Jim Fallon(5)	832,546	*	832,546	—	0.0%
Jess Mogul(6)	555,031	*	555,031	—	0.0%
Streeterville Capital, LLC(7)	17,338,607	6.6%	17,338,607	—	0.0%
Cenntro Enterprise Limited(8)	65,399,935	25.0%	65,399,935	—	0.0%
Y Xu LLC(9)	7,734,331	3.0%	7,734,331	—	0.0%
China Leader Group Limited(10)	20,918,659	8.0%	20,918,659	—	0.0%
Trendway Capital Limited(11)	6,144,407	2.4%	6,144,407	—	0.0%
Silver Bridge Capital Group LLC(12)	4,669,592	1.8%	4,669,592	—	0.0%
Jing Lin(13)	323,434	*	323,434	—	0.0%
Yi Hua Chen(13)	386,440	*	386,440	—	0.0%
Achiever Season Limited(14)	1,610,169	*	1,610,169	—	0.0%
Bridgeflowers Technology Limited(15)	1,610,169	*	1,610,169	—	0.0%
Lucky Star International (HK) Limited(16)	1,610,169	*	1,610,169	—	0.0%
Passion Base Limited(17)	3,433,027	1.3%	3,433,027	—	0.0%
Gold Dynasty Limited(18)	3,794,399	1.5%	3,794,399	—	0.0%
Variety Investments Limited(19)	161,713	*	161,713	—	0.0%
Affinity Jade Holdings Limited(20)	161,713	*	161,713	—	0.0%

Name of Selling Shareholder(1)	Number of Outstanding Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
	Number	Percentage		Number	Percentage
Increase Gain International Limited(21)	161,713	*	161,713	—	0.0%
Benjamin Bin Ge(13)	800,514	*	800,514	—	0.0%
Wayne Lin(13)	198,786	*	198,786	—	0.0%
Joanna Lin(13)	198,786	*	198,786	—	0.0%
Wei Tian(13)	60,487	*	60,487	—	0.0%
Xiaoya Yuan(13)	19,921	*	19,921	—	0.0%
Meiying Song(13)	23,904	*	23,904	—	0.0%
Nancy Nian-Tuzz Liu(13)	19,920	*	19,920	—	0.0%
Tao Yuan(13)	59,763	*	59,763	—	0.0%
Bo Yuan(13)	59,763	*	59,763	—	0.0%
Jin Li(13)	59,765	*	59,765	—	0.0%
Ying Li(13)	19,921	*	19,921	—	0.0%
Jian Chun Sun(13)	7,156	*	7,156	—	0.0%
Champion Tech Ltd.(22)	59,635	*	59,635	—	0.0%
David Lifeng Chen(13)	19,878	*	19,878	—	0.0%
Hao Zhou(13)	39,756	*	39,756	—	0.0%
Yang Liu(13)	19,877	*	19,877	—	0.0%
Hua Wang(13)	19,878	*	19,878	—	0.0%
Jiahua Wang(13)	46,516	*	46,516	—	0.0%
Soo Yeon Ryoo(13)	20,541	*	20,541	—	0.0%
Lawrence Firestone(13)	7,156	*	7,156	—	0.0%
Empower Fund I, L.P.(23)	6,867,952	2.6%	6,867,952	—	0.0%
MYDC Investment & Consulting Limited(24)	1,073,446	*	1,073,446	—	0.0%
Risehigh Global Limited(25)	1,073,446	*	1,073,446	—	0.0%
Long Great Holdings Limited(26)	1,073,446	*	1,073,446	—	0.0%
Danen Ventures Investment Limited(27)	1,073,446	*	1,073,446	—	0.0%
First Infosec International Holding Limited(28)	1,073,446	*	1,073,446	—	0.0%
Innovation Works Capital Limited(29)	1,073,446	*	1,073,446	—	0.0%
Progresswise Limited(30)	1,073,446	*	1,073,446	—	0.0%
White Palace International Limited(31)	2,890,970	1.1%	2,890,970	—	0.0%
China Angel Investment Management Limited(32)	161,716	*	161,716	—	0.0%
Dragon Season Investments Limited(33)	712,724	*	712,724	—	0.0%
China Logistic Investment Holding (5) Limited(34)	5,598,431	2.1%	5,598,431	—	0.0%
Charlene Limited(35)	99,392	*	99,392	—	0.0%
Longling Capital Ltd(36)	3,374,915	1.3%	3,374,915	—	0.0%
Andrew Shape(37)	10,655	*	10,631	24	*
Fitzalan Advisory Pty Ltd.(38)	8,119	*	8,119	—	0.0%
Simon Tripp(13)(39)	9,299	*	9,037	262	*
*	Represents beneficial ownership of less than 1%.
1)	The percent of beneficial ownership for the Selling Shareholders is based on 261,256,205 Ordinary Shares outstanding as of January 4, 2022 and excludes the following:
a.	9,225,291 Ordinary Shares issuable upon the exercise of options outstanding as of January 4, 2022, granted under the 2016 Plan, at a weighted-average exercise price of $1.1007 per Ordinary Share;
b.	25,965,234 Ordinary Shares which may be issued under our Cenntro Electric Group Limited 2022 Stock Incentive Plan (the “2022 SIP”), which has been approved by the Board of Directors;
c.	7,789,571 Ordinary Shares which may be issued under the Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan (the “2022 ESPP”), which has been approved by the Board of Directors;
d.	33,428 Ordinary Shares which may be issued upon exercise of our outstanding warrants as of January 4, 2022, at a weighted-average exercise price of $202.97 per Ordinary Share; and

e.
15,948 Ordinary Shares which may be issued upon exercise of options outstanding as of January 4, 2022, granted to NBG’s former non-employee directors, at a weighted-average exercise price of $8.6452 per Ordinary Share.

2)
Includes 7,151,612 Ordinary Shares received by JADR Consulting Group Pty Ltd (“JADR”) in connection with the Incentive Award. Justin Davis-Rice, NBG’s former chief executive officer and one of our directors, has sole authority to vote and dispose of the securities held by JADR and therefore may be deemed to indirectly beneficially own the shares held by JADR. Mr. Davis-Rice disclaims beneficial ownership of these securities. The address for JADR is Suite 61.06, Level 61, MLC Centre, 25 Martin Place, Sydney NSW 2000.

3)
Includes 8,325,459 Ordinary Shares issued to Esousa Holdings LLC (“Esousa”) in connection with the Distribution following the completion of the Combination, 3,462,842 Ordinary Shares issued to Esousa in connection with the December 2021 Private Placement and 490,749 Ordinary Shares otherwise held by Esousa, which Ordinary Shares remain outstanding and are not being registered for resale under this registration statement. Michael Wachs holds all of the membership interests of Esousa. Voting and dispositive power with respect to the shares held by Esousa is exercised by Mr. Wachs, the sole and Managing Member of Esousa. Mr. Wachs disclaims beneficial ownership with respect to the shares held by Esousa. The business address of Esousa and Mr. Wachs is 211 East 43rd Street, Suite 402, New York, NY 10017.

4)
Represents Ordinary Shares issued to Acuitas Capital LLC (“Acuitas”) in connection with the Distribution following the completion of the Combination. Terren Peizer has voting and dispositive power over the shares held by Acuitas and therefore may be deemed to indirectly beneficially own the shares held by Acuitas. Mr. Peizer disclaimers beneficial ownership of these securities. The business address of this entity is 11601 Wilshire Blvd Suite 1100, Los Angeles, California 90025.

5)
Represents Ordinary Shares issued to Mr. Fallon in connection with the Distribution following the completion of the Combination. The address of Mr. Fallon is 137 W 83rd Street Apt 5W, New York, New York 10017.

6)
Represents Ordinary Shares issued to Ms. Mogul in connection with the Distribution following the completion of the Combination. The address of Ms. Mogul is 347 W 87th Street Apt 2R, New York, New York 10024.

7)
Includes 13,875,765 Ordinary Shares issued to Streeterville Capital, LLC (“Streeterville”) in connection with the Distribution following the completion of the Combination and 3,462,842 Ordinary Shares issued to Streeterville in connection with the December 2021 Private Placement. John M. Fife is the sole member of Streeterville Management LLC, which is the Manager of Streeterville and therefore may be deemed to indirectly beneficially own the shares held by Streeterville. The business address for Streeterville is 303 E Wacker Drive, Suite 1040, Chicago, Illinois 60601.

8)
Peter Z. Wang, our Chief Executive Officer and one of our directors, is the sole director and sole shareholder of Cenntro Enterprise Limited (“CEL”). Mr. Wang has voting and/or investment power over the securities held by CEL and as a result may be deemed to beneficially own the securities held by CEL. In connection with the Combination, CEL agreed to enter into a lock-up agreement pursuant to which it has agreed not to sell its Ordinary Shares acquired in the Combination for a period of 180 days following the date of the Closing without our consent. The address of CEL is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 00728.

9)
Yuqing Xu is the sole member of Y Xu LLC and may be deemed to beneficially own the securities held by Y Xu LLC. Yuqing Xu has voting and/or investment power over the securities held by Y Xu LLC. The address of Y Xu LLC is 24500 Big Basin Way, Saratoga, CA 95070, US.

10)
China Leader Group Limited (“China Leader”) is an entity ultimately owned by Yeung Heung Yeung, one of the directors of CAG. Yeung Heung Yeung has voting and/or investment power over the securities held by China Leader and as a result may be deemed to beneficially own the securities held by China Leader. In connection with the Combination, China Leader Group Limited agreed to enter into a lock-up agreement pursuant to which it has agreed not to sell its Ordinary Shares acquired in the Combination for a period of 180 days following the date of the Closing without our consent. The address of China Leader is Flat B, 29 Floor, Tower 1, Starcrest, 9 Star Street, Wan Chai, Hong Kong.

11)
Peter Z. Wang, our Chief Executive Officer and one of our directors, is the sole director and sole shareholder of Trendway Capital Limited (“TCL”). Mr. Wang has voting and/or investment power over the securities held by TCL and as a result may be deemed to beneficially own the securities held by TCL. In connection with the Combination, TCL agreed to enter into a lock-up agreement pursuant to which it has agreed not to sell its Ordinary Shares acquired in the Combination for a period of 180 days following the date of the Closing without our consent. The address of TCL is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 00728.

12)
Jing Tian is the sole member of Silver Bridge Capital Group (“Silver Bridge”) and has voting and/or investment power over the securities held by Silver Bridge. As a result, Jing Tian may be deemed to beneficially own the securities held by Silver Bridge. The address of Silver Bridge is 4952 160Th CT SE, Bellevue, WA 98006, US.

13)	The address of such Selling Shareholder is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728.
14)
Ding, Changyu is the sole shareholder in Achiever Season Limited (“Achiever”) and has voting and/or investment power over the securities held by Achiever. As a result, Mr. Ding may be deemed to beneficially own the securities held by Achiever. The address of Achiever is 5-1701, Beijing Golf Apartment, No. 8, Xili South District, Chaoyang Park, Chaoyang District, Beijing 100125.

15)
Tang Rong is the sole shareholder in Bridgeflowers Technology Limited (“Bridgeflower”) and may be deemed to beneficially own the securities held by Bridgeflower. The address of Bridgeflower is Jingjiyujingfeng 2-3-5505, Nanshan, Shenzhen, Guangdong, China 518000.

16)
Lucy Lu is the sole shareholder and sole director of Lucky Star International (HK) Limited (“Lucky Star”) and may be deemed to beneficially own the securities held by Lucky Star. The address of the Lucky Star is Flat/Rr 705 Sunbeam Plaza, 1155 Canton Road, Mongkok, Kowloon, Hong Kong.

17)
Qing Tan is the sole shareholder of Passion Base Limited (“Passion”). Qing Tan has voting and/or investment power over the securities held by Passion and may be deemed to beneficially own the securities held by Passion. The address of Passion is Unit 2908, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.

18)
Zhang Ning is the sole director and sole shareholder of Gold Dynasty Limited (“Gold Dynasty”). Zhang Ning has voting and/or investment power over the securities held by Gold Dynasty and may be deemed to beneficially own the securities held by Gold Dynasty. The address of the Gold Dynasty is Room 2501, Shanghai Tower, No. 501, Middle Yincheng Rd, Pudong New District, Shanghai 200120.

19)
Ju Xiong Wei is the sole shareholder of Variety Investments Limited (“Variety”). Ju Xiong Wei has voting and/or investment power over the securities held by Variety and may be deemed to beneficially own the securities held by Variety. The address of Variety is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728.

20)
Huan Hu is the sole shareholder of Affinity Jade Holdings Limited (“Affinity”). Huan Hu has voting and/or investment power over the securities held by Affinity and may be deemed to beneficially own the securities held by Affinity. The address of Affinity is 238 Orchard Boulevard #17-05, Singapore 237973.

21)
Qi Xiaopeng is the sole shareholder of Increase Gain International Limited (“Increase”). Qi Xiaopeng has voting and/or investment power over the securities held by Increase and may be deemed to beneficially own the securities held by Increase. The address of Increase is Room 801, Unit 5, Building 3, Dinglijiayuan, No.56 Youanmen Wai Dajie, Fengtai District, Beijing, China.

22)
Cheng, Su-Yeh is the sole shareholder of Champion Tech Ltd. (“Champion”). Cheng, Su-Yeh has voting and/or investment power over the securities held by Champion and may be deemed to beneficially own the securities held by Champion. The address of Champion is 5F, No.190-1, Xueqin Rd., Sanxia Dist., New Taipei City 237627, Taiwan.

23)
Empower Partners Limited (“Empower Partners”) is the general partner of Empower Fund I, L.P. (“Empower”). Zhang Min is the director of Empower Partners. Zhang Min has voting and/or investment power over the securities held by Empower and may be deemed to beneficially own the securities held by Empower. Each of Zhang Min and Empower Partners disclaims beneficial ownership of these securities. The address of Empower is B705, 28 Xuanhua Road, Changning District, Shanghai.

24)
Zhang Min is the sole shareholder of MYDC Investment & Consulting Limited (“MYDC”). Zhang Min has voting and/or investment power over the securities held by MYDC and may be deemed to beneficially own the securities held by MYDC. The address of MYDC is B705, 28 Xuanhua Road, Changning District, Shanghai.

25)
Liqing Zeng is the sole shareholder of Risehigh Global Limited (“Risehigh”). Liqing Zeng has voting and/or investment power over the securities held by Risehigh and may be deemed to beneficially own the securities held by Risehigh. The address of Risehigh is 1702B, 17/F, International Commerce Centre, 1 Austin Road West, Tsim Sha Tsui, Kowloon, Hong Kong.

26)
Rosy Glow Holdings Limited (“Rosy Glow”) is the sole shareholder of Long Great Holdings Limited (“Long Great”). Xiaoping Xu is the sole shareholder of Rosy Glow. Xiaoping Xu has voting and/or investment power over the securities held by Long Great and may be deemed to beneficially own the securities held by Long Great. The address of Long Great is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728.

27)
Daihong Ling is the sole shareholder of Danen Ventures Investment Limited (“Danen”). Daihong Ling has voting and/or investment power over the securities held by Danen and may be deemed to beneficially own the securities held by Danen. The address of Danen is 7F China Merchants Tower, No.1166, Wanghai Road, Shekou, Nanshan District, Shen Zhen, Guangdong 518067.

28)
Shihui Hu is the sole shareholder of First Infosec International Holding Limited (“First Infosec”). Shihui Hu has voting and/or investment power over the securities held by First Infosec and may be deemed to beneficially own the securities held by First Infosec. The address of First Infosec is RM.201, Aio Space, 798 West Street, No. 2 Jiuxianqiao Road, 798 ArtDist, Chaoyang District, Beijing 100020.

29)
Kai-Fu Lee is the sole shareholder of Innovation Works Capital Limited (“Innovation Works”). Kai-Fu Lee has voting and/or investment power over the securities held by Innovation Works and may be deemed to beneficially own the securities held by Innovation Works. The address of Innovation Works is 11F, Dinghao Tower B, No. 3, Haidian Street, Haidian District, Beijing 100080.

30)
Boquan He is the sole shareholder of Progresswise Limited (“Progresswise”). Boquan He has voting and/or investment power over the securities held by Progresswise and may be deemed to beneficially own the securities held by Progresswise. The address of Progresswise is Suite 1709, Tower Two, Times Square 1 Matheson Street, Causeway Bay, Hong Kong.

31)
Qing Tan is the sole shareholder of White Palace International Limited (“White Palace”). Qing Tan has voting and/or investment power over the securities held by White Palace and may be deemed to beneficially own the securities held by White Palace. The address of White Palace is Unit 2908, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.

32)
Jiang Qi Hang is the sole shareholder of China Angel Investment Management Limited (“China Angel”). Jiang Qi Hang has voting and/or investment power over the securities held by China Angel and may be deemed to beneficially own the securities held by China Angel. The address of China Angel is Room B, 37/F, Tower 2, Phase 6, 8 Bel Air Avenue, Hong Kong.

33)
Wei Lin is the sole shareholder of Dragon Season Investments Limited (“Dragon Season”). Wei Lin has voting and/or investment power over the securities held by Dragon Season and may be deemed to beneficially own the securities held by Dragon Season. The address of Dragon Season is 1-17-B Hengteguoji, Nanming District, Guiyang, Guizhou 550002.

34)
GLP Pte. Ltd (“GLP”) is the ultimate controlling owner of China Logistic Investment Holding (5) Limited (“China Logistic”) and may be deemed to indirectly beneficially own the securities held by China Logistic. GLP disclaims beneficial ownership of these securities. The address of China Logistic and GLP is 10F, GLP Tower, No.3, Lane 2389, Zhangyang Road, Pudong New District, Shanghai 200135.

35)
Zhou Ying is the sole shareholder and sole director of Charlene Limited. (“Charlene”). Zhou Ying has voting and/or investment power over the securities held by Charlene and may be deemed to beneficially own the securities held by Charlene. The address of Charlene is Rm 301, No. 40, Lane 858, Wan Hang Du Rd. Shanghai 200042.

36)
Cai Wensheng is the sole shareholder of Longling Capital Ltd (“Longling Capital”) Caio Wensheng has voting and/or investment power over the securities held by Longling Capital and may be deemed to beneficially own the securities held by Longling Capital. The address of Longling Capital is 75B, Sun Tower, The Arch, 1 Austin Road West, Kowloon, Hong Kong.

37)
Includes 5,315 Ordinary Shares held by Mr. Shape, 5,316 Ordinary Shares issuable upon exercise of options held by Mr. Shape and 24 Ordinary Shares otherwise held by Mr. Shape. 24 Ordinary Shares are not being registered for resale under this registration statement. The address of Mr. Shape is 2 Heritage Drive, Suite 600, Quincy, Massachusetts 02171.

38)
Includes 2,803 Ordinary Shares held by Mr. Fitzalan and 5,316 Ordinary Shares issuable upon exercise of options held by Mr. Fitzalan. The address of Mr. Fitzalan is PO Box 385, Double Bay, New South Wales 1360, Australia.

39)
Includes 3,721 Ordinary Shares held by Mr. Tripp, 5,316 Ordinary Shares issuable upon exercise of options held by Mr. Tripp and 262 Ordinary Shares held of record by Van Zyl Tripp Pty Ltd, an entity controlled by Mr. Tripp. 262 Ordinary Shares are not being registered for resale under this registration statement.

PLAN OF DISTRIBUTION
We are registering the Ordinary Shares issued or, in the case of certain former and current non-employee directors, issuable to the Selling Shareholders (a) in connection with the Distribution of the Acquisition Shares, as contemplated by the Acquisition Agreement, including Ordinary Shares distributed to certain shareholders of CAG pursuant to their conversion of the Convertible Notes previously issued to such shareholders into Series A-1 Preferred Shares of CAG in connection with the Combination, (b) in connection with the December 2021 Private Placement or (c) as compensation for services rendered to us, to permit the resale of these Ordinary Shares by the holders of the Ordinary Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. We will bear all fees and expenses incurred by us incident to our obligation to register the Ordinary Shares (excluding the fees and disbursements of counsel to the Note Investors).
The Selling Shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is effective;
•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The Selling Shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If such Selling Shareholder effects such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such Selling Shareholder or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.
Each Selling Shareholder may pledge or grant a security interest in some or all of the Ordinary Shares owned by it and, if any such Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.
Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that the Selling Shareholders will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.
The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.
We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement (excluding the fees and disbursements of counsel to the Note Investors), estimated to be $200,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. Each Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, or provide contribution to such Selling Shareholder in accordance with the registration rights agreement. We may be indemnified by certain Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by such Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES
The following table sets forth the costs and expenses payable by us in connection with registering the Ordinary Shares offered hereby. All amounts listed below are estimates.
Itemized expense	Amount
SEC registration fee	$94,842.68
Legal fees and expenses	$80,000
Accounting fees and expenses	$20,000
Miscellaneous	$5,157.32
Total	$200,000
INTERESTS OF EXPERTS AND COUNSEL
None of our named experts or counsel has been employed by us on a contingent basis, owns an amount of shares in Cenntro Electric Group Limited or our subsidiaries which is material to them, or has a material, direct or indirect economic interest in us or depends on the success of the securities which may be offered under this prospectus. Any update or change in the interests of our named experts and counsel will be included in a prospectus supplement or other offering materials relating to an offering of our securities.

LEGAL MATTERS
Pillsbury Winthrop Shaw Pittman LLP, New York, New York, is acting as counsel in connection with the registration of our Ordinary Shares under the Securities Act. MinterEllison, Sydney, Australia, will pass upon the validity of the Ordinary Shares offered in this prospectus and on matters of Australia law.
EXPERTS
The financial statements of NBG as of January 31, 2021 and 2020 and for each of the three years in the period ended January 31, 2021, incorporated by reference in this registration statement, have been so included in reliance on the report of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The combined financial statements of Cenntro Electric Group, Inc., Cenntro Automotive Group Limited and its consolidated subsidiaries, and Cenntro Automotive Corporation as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, incorporated by reference in this prospectus, have been so included in reliance on the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are a public limited Australian company. Two of our directors and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of some of our directors and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon certain persons that do not reside in the United States. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of Australia would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.
We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers, directors, and principal shareholders are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our documents listed below:
•	NBG’s Annual Report on Form 20-F filed with the SEC on May 18, 2021;
•
NBG’s report on Form 6-K filed with the SEC on November 4, 2021 containing our unaudited interim condensed consolidated financial statements and the related notes thereto as of and for the six months ended July 31, 2021;

•
NBG’s reports on Form 6-K filed with the SEC on February 1, 2021, February 23, 2021, February 25, 2021, March 10, 2021, March 12, 2021, April 21, 2021, April 23, 2021, April 29, 2021, April 30, 2021, June 23, 2021, July 6, 2021, July 7, 2021, August 25, 2021, September 29, 2021, October 27, 2021, November 4, 2021, November 8, 2021, November 17, 2021, November 24, 2021, December 14, 2021, December 21, 2021, January 3, 2022, and January 5, 2022; and

•
the description of our Ordinary Shares contained in NBG’s registration statement on Form 8-A (No. 001-38544) filed with the SEC pursuant to Section 12(b) of the Exchange Act, together with any amendments or reports filed with the SEC for the purposes of updating such description.

We are also incorporating by reference (i) all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of and prior to the effectiveness of the registration statement of which this prospectus forms a part, and (ii) all such Annual Reports and certain reports on Form 6-K that we file after the effectiveness of the registration statement of which this prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus).
Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.
You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Cenntro Electric Group Limited, Attn: Peter Z. Wang, 501 Okerson Road, Freehold, New Jersey 07728. Such documents may also be accessed free of charge on our website at www.cenntroauto.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8.	Indemnification of Directors and Officers.
We have agreed to indemnify current and past directors and other executive officers of the Company on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office in the Company or a related body corporate.
We maintain insurance for each director and officer against any liability incurred by the director or officer as a result of their holding office in the Company or a related body corporate.
Under the Corporations Act, a company or a related body corporate must not indemnify (other than for legal costs) a person against any liabilities incurred as an officer or auditor of the company if it is a liability:
(a)	owed to the company or a related body corporate;
(b)	for a pecuniary penalty or compensation order made in accordance with the Corporations Act; or
(c)	that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.
In addition, a company or related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred in:
(a)	defending or resisting proceedings in which the person is found to have a liability of the type described above;
(b)	in defending or resisting criminal proceedings in which the person is found guilty;
(c)	in defending or resisting proceedings brought by the Australian corporate regulator or a liquidator for a court order if the grounds for making the order are found to have been established; or
(d)	in connection with proceedings for relief to the person under the Corporations Act in which the Court denies the relief.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits.
The exhibits filed herewith or incorporated by reference herein are listed in the following Exhibit Index:
Exhibit No.	Description
2.1
Stock Purchase Agreement, dated as of November 5, 2021 by and among Naked Brand Group Limited ACN 619 054 938, Cenntro Automotive Group Limited (a Cayman Islands Company), Cenntro Automotive Group Limited (a Hong Kong company), Cenntro Automotive Corporation and Cenntro Electric Group, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the SEC on November 8, 2021).

4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the SEC on January 5, 2022).

4.2
Registration Rights Agreement, dated as of December 30, 2021 by and among Naked Brand Group Limited and the other parties thereto (incorporated by reference to Exhibit 10.2 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the SEC on January 5, 2022).

4.3	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the SEC on December 21, 2021).

10.1
Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the SEC on December 21, 2021).

5.1	Opinion of MinterEllison.

23.1	Consent of BDO Audit Pty Ltd.

23.2	Consent of Marcum Bernstein & Pinchuk LLP.

23.3	Consent of MinterEllison (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).

Item 10.	Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Freehold, New Jersey, on the 6th day of January, 2022.
CENNTRO ELECTRIC GROUP LIMITED

By:	/s/ Peter Z. Wang
Peter Z. Wang
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter Z. Wang, Edmond Cheng and Ming He as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Peter Z. Wang	Chief Executive Officer, Managing Director and Chairman (Principal Executive Officer)	January 6, 2022
Peter Z. Wang

/s/ Edmond Cheng	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 6, 2022
Edmond Cheng

/s/ Chris Thorne	Director	January 6, 2022
Chris Thorne

/s/ Joe Tong	Director	January 6, 2022
Joe Tong

/s/ Justin Davis-Rice	Director	January 6, 2022
Justin Davis-Rice

/s/ Simon Tripp	Director	January 6, 2022
Simon Tripp
Authorized Representative in the United States:
Cenntro Automotive Corporation

By:	/s/ Peter Z. Wang
Name:	Peter Z. Wang
Title:	Chief Executive Officer
Date:	January 6, 2022